Exhibit 10.1

EXECUTION VERSION

LIMITED WAIVER AND FOURTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This LIMITED WAIVER AND FOURTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made as of August 26, 2024 by and among Eagle Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”), the financial institutions listed on the signature pages hereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), in connection with that certain Third Amended and Restated Credit Agreement, dated as of November 1, 2022, by and among the Borrower, the Lenders and the Administrative Agent (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement or the Security Agreement (as defined in the Credit Agreement), as applicable.

WHEREAS, Events of Default have occurred and are continuing under clause (d) of Article VII of the Credit Agreement as a result of the Borrower’s failure to deliver to the Administrative Agent and each Lender, (i) on or before July 31, 2024, (x) all financial reporting materials required by Sections 5.01(a) of the Credit Agreement and (y) the certificate required by Section 5.01(c) of the Credit Agreement, in each case with respect to the fiscal year of the Borrower ended December 31, 2023, (ii) on or before July 31, 2024, (x) all financial reporting materials required by Section 5.01(b) of the Credit Agreement and (y) the certificate required by Section 5.01(c) of the Credit Agreement, in each case with respect to the fiscal quarters of the Borrower ended June 30, 2023, September 30, 2023, and March 31, 2024, and (iii) on or before August 14, 2024, (x) all financial reporting materials required by Section 5.01(b) of the Credit Agreement and (y) the certificate required by Section 5.01(c) of the Credit Agreement, in each case with respect to the fiscal quarter of the Borrower ended June 30, 2024 (each such Event of Default, together with any failure of the Borrower to deliver formal notice thereof pursuant to Section 5.02(a) of the Credit Agreement, a “Financial Delivery Default”);

WHEREAS, the Borrower has also informed the Lenders that it paid taxes in cash during the fiscal quarter ended June 30, 2023 and September 30, 2023 in excess of tax expense for such quarters by an approximate aggregate amount of $15,000,000 (the “Tax Overpayment”);

WHEREAS, the Borrower expects that, upon delivery of financial statements and the related compliance certificates when due for the fiscal quarters ended September 30, 2023, December 31, 2023 (in each case, solely as a result of the Tax Overpayment) and March 31, 2024, it will fail to demonstrate compliance with the Fixed Charge Coverage Ratio for such fiscal quarters as required by Section 6.11(c) of the Credit Agreement, which would at such time result in an Event of Default arising under clause (d) of Article VII of the Credit Agreement for each such quarter (each such Event of Default, together with any Default that has existed or now exists solely as a result of such expected Event of Default, an “Anticipated Specified Default” and the Anticipated Specified Defaults collectively with the Financial Delivery Defaults, the “Specified Defaults”);

WHEREAS, the Borrower has requested that the requisite Lenders and the Administrative Agent (i) waive the Specified Defaults and (ii) agree to make certain amendments to the Credit Agreement and Security Agreement; and

WHEREAS, the Borrower, the Lenders party hereto and the Administrative Agent have so agreed on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders party hereto and the Administrative Agent hereby agree as follows:

1.            Limited Waiver.

(a)          Subject to the satisfaction of the conditions precedent set forth in Section 5 hereof, and subject to the other terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders hereby waive the Specified Defaults.

(b)          The parties hereto agree that the limited waiver set forth in Section 1(a) shall be limited precisely as written to the Specified Defaults and (x) shall only be relied upon and used for the specific purpose set forth herein, (y) shall not constitute a custom or course of dealing among the parties hereto and (z) except as expressly set forth in this Section 1, shall not be deemed to be a consent to any amendment, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document or a waiver of any Default or Event of Default other than the Specified Defaults.

2.            Amendments to the Credit Agreement. Subject to satisfaction of the conditions set forth in Section 5 below, the Credit Agreement and Schedule 2.01 (Commitments) thereto are hereby amended as set forth in the marked terms on Annex I hereto (the “Amended Credit Agreement”). In Annex I hereto, deletions of text in the Amended Credit Agreement are indicated by struck-through text (indicated in the same manner as the following example: ~~stricken text~~) and insertions of text are indicated by bold, double-underlined text (indicated in the same manner as the following example: double-underlined text or double-underlined text) as set forth on Annex I hereto. For the avoidance of doubt, the Schedules and Exhibits to the Credit Agreement (other than Schedule 2.01 (Commitments)) are not amended hereby.

3.            Reduction of Revolving Commitments. Effective as of the Fourth Amendment Effective Date, the Revolving Commitments shall be permanently reduced by an aggregate amount of $5,000,000 pursuant to and in accordance with Section 2.09(c) of the Credit Agreement, resulting in aggregate Revolving Commitments of $45,000,000, allocated to each Lender as set forth on Schedule 2.01 to the Credit Agreement (as amended hereby). The Administrative Agent and the Required Lenders hereby waive any notice of Commitment reductions required by Section 2.09(c) of the Credit Agreement.

4.            Amendments to Security Agreement. Subject to satisfaction of the conditions set forth in Section 5 below, the Exhibits to the Security Agreement (as previously updated or supplemented prior to the date hereof) are hereby amended and restated in their entirety to read as set forth on Annex III hereto.

5.            Conditions of Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(a)           The Administrative Agent shall have received counterparts of this Agreement duly executed by the Borrower, the Required Lenders and the Administrative Agent, and the Consent and Reaffirmation attached hereto as Annex II duly executed by each Subsidiary Guarantor (the “Reaffirmation”).

(b)           The Administrative Agent shall have received a copy of cash flow projections (including detail regarding cash receipts and cash uses) for the Borrower and its Subsidiaries for each month through the Maturity Date.

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(c)           The Administrative Agent shall have received payment of all fees and its reasonable and documented out-of-pocket expenses (including the out-of-pocket fees and expenses previously invoiced by foreign counsel for the Administrative Agent to the extent required by the Administrative Agent) in connection with this Agreement.

6.             Representations and Warranties of the Borrower. The Borrower hereby represents and warrants as follows:

(a)           This Agreement, the Amended Credit Agreement and the Security Agreement (as modified hereby) constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)           As of the date hereof, after giving effect to the terms of this Agreement, (i) the representations and warranties of the Borrower and the other Loan Parties set forth in the Amended Credit Agreement, the Security Agreement (as modified hereby) and the other Loan Documents are true and correct in all material respects (or, if qualified by materiality or “Material Adverse Effect”, in all respects) as of the date hereof, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty was true and correct in all material respects (or, if qualified by materiality or “Material Adverse Effect”, in all respects) as of such earlier date and (ii) no Default or Event of Default has occurred and is continuing.

7.             Reference to and Effect on the Credit Agreement.

(a)           Upon the effectiveness hereof, each reference to the Credit Agreement or the Security Agreement in the Credit Agreement, the Security Agreement or any other Loan Document shall mean and be a reference to the Amended Credit Agreement or the Security Agreement (as modified hereby).

(b)           The Credit Agreement, the Security Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed. The Borrower (i) agrees that, except as specifically provided herein, this Agreement and the transactions contemplated hereby shall not limit or diminish the obligations of the Borrower arising under or pursuant to the Credit Agreement, the Security Agreement or the other Loan Documents to which it is a party, (ii) reaffirms its obligations under the Credit Agreement, the Security Agreement and each and every other Loan Document to which it is a party and (iii) reaffirms all Liens on the Collateral which have been granted by it in favor of the Administrative Agent (for itself and the other Secured Parties) pursuant to any of the Loan Documents and all filings made with any Governmental Authority in connection with such Liens. Without in any way limiting the foregoing, this Agreement shall not constitute a novation of the Loan Documents or any Obligations or Secured Obligations.

(c)           Except with respect to the subject matter hereof, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders (including in connection with any Default or Event of Default), nor constitute a waiver of any provision of the Credit Agreement, the Security Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith (or any Default or Event of Default thereunder).

(d)           This Agreement and the Reaffirmation are Loan Documents.

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8.            Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

9.            Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

10.          Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. For the avoidance of doubt, the provisions of Section 9.06(b) of the Credit Agreement apply to this Waiver.

[Signature Pages Follow]

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

EAGLE PHARMACEUTICALS, INC.,
as the Borrower

By:	/s/ Steven B. Ratoff
Name:	Steven B. Ratoff
Title:	Interim Chief Financial Officer

Signature Page to Limited Waiver and Fourth Amendment to

Third Amended and Restated Credit Agreement

Eagle Pharmaceuticals, Inc.

JPMORGAN CHASE BANK, N.A.,
individually as a Lender and as Administrative Agent

By:	/s/ Sebastian Leszczuk
Name:	Sebastian Leszczuk
Title:	Vice President

Signature Page to Limited Waiver and Fourth Amendment to

Third Amended and Restated Credit Agreement

Eagle Pharmaceuticals, Inc.

CITIZENS BANK, N.A.,
as a Lender

By:	/s/ Benjamin Sileo
Name:	Benjamin Sileo
Title:	VP

Signature Page to Limited Waiver and Fourth Amendment to

Third Amended and Restated Credit Agreement

Eagle Pharmaceuticals, Inc.

FIRST NATIONAL BANK OF PENNSYLVANIA,
as a Lender

By:	/s/ David M. Diez
Name:	David M. Diez
Title:	Managing Director

Signature Page to Limited Waiver and Fourth Amendment to

Third Amended and Restated Credit Agreement

Eagle Pharmaceuticals, Inc.

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Director

Signature Page to Limited Waiver and Fourth Amendment to

Third Amended and Restated Credit Agreement

Eagle Pharmaceuticals, Inc.

ANNEX I

Amended Credit Agreement

[Attached]

~~Conformed Copy~~ANNEX I

~~Limited Waiver and First Amendment to Third Amended and Restated Credit Agreement dated as of January 12, 2024~~

~~Second Amendment to Third Amended and Restated Credit Agreement dated as of~~
~~February 29, 2024~~

~~Third Amendment to Third Amended and Restated Credit Agreement dated as of~~

~~May 14, 2024~~

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

November 1, 2022

(as amended by
Limited Waiver and First Amendment to Third Amended and Restated Credit Agreement, dated as of January 12, 2024,
Second Amendment to Third Amended and Restated Credit Agreement, dated as of February 29, 2024,
Third Amendment to Third Amended and Restated Credit Agreement, dated as of May 14, 2024
and
Limited Waiver and Fourth Amendment to Third Amended and Restated Credit Agreement, dated as of August 26, 2024)

among

EAGLE PHARMACEUTICALS, INC.

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

and

CITIZENS BANK, N.A.,
as Documentation Agent

JPMORGAN CHASE BANK, N.A.,
as Sole Bookrunner and Sole Lead Arranger

Page

ARTICLE I Definitions		1

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Classification of Loans and Borrowings	41
SECTION 1.03.	Terms Generally	~~41~~42
SECTION 1.04.	Accounting Terms; GAAP; Pro Forma Calculations	42
SECTION 1.05.	Status of Obligations	43
SECTION 1.06.	Amendment and Restatement of the Existing Credit Agreement.	44
SECTION 1.07.	Interest Rates; Benchmark Notification.	~~43~~44
SECTION 1.08.	Letter of Credit Amounts.	44
SECTION 1.09.	Divisions.	~~44~~45

ARTICLE II The Credits		~~44~~45

SECTION 2.01.	Commitments	~~44~~45
SECTION 2.02.	Loans and Borrowings	45
SECTION 2.03.	Requests for Borrowings	~~45~~46
SECTION 2.04.	Intentionally Omitted	46
SECTION 2.05.	Intentionally Omitted	~~46~~47
SECTION 2.06.	Letters of Credit	~~46~~47
SECTION 2.07.	Funding of Borrowings	~~50~~51
SECTION 2.08.	Interest Elections	51
SECTION 2.09.	Termination and Reduction of Commitments	~~52~~53
SECTION 2.10.	Repayment and Amortization of Loans; Evidence of Debt	53
SECTION 2.11.	Prepayment of Loans	~~53~~54
SECTION 2.12.	Fees	~~54~~55
SECTION 2.13.	Interest	~~55~~56
SECTION 2.14.	Alternate Rate of Interest	~~56~~57
SECTION 2.15.	Increased Costs	~~58~~59
SECTION 2.16.	Break Funding Payments	~~59~~60
SECTION 2.17.	Taxes	~~60~~61
SECTION 2.18.	Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs	~~63~~64
SECTION 2.19.	Mitigation Obligations; Replacement of Lenders	~~65~~66
SECTION 2.20.	Incremental Facilities	~~66~~67
SECTION 2.21.	Defaulting Lenders	~~69~~70
SECTION 2.22.	Extension of Maturity Date.	~~71~~73

ARTICLE III Representations and Warranties		~~74~~75

SECTION 3.01.	Organization; Powers; Subsidiaries	~~74~~75
SECTION 3.02.	Authorization; Enforceability	~~74~~75
SECTION 3.03.	Governmental Approvals; No Conflicts	~~74~~75
SECTION 3.04.	Financial Condition; No Material Adverse Change	~~75~~76
SECTION 3.05.	Properties	~~75~~76
SECTION 3.06.	Litigation, Environmental and Labor Matters	~~75~~76
SECTION 3.07.	Compliance with Laws and Agreements	~~76~~77

i

(continued)

Page

SECTION 3.08.	Investment Company Status	~~76~~77
SECTION 3.09.	Taxes	~~76~~77
SECTION 3.10.	ERISA	~~76~~77
SECTION 3.11.	Disclosure	~~76~~77
SECTION 3.12.	Federal Reserve Regulations	~~76~~77
SECTION 3.13.	Liens	~~77~~78
SECTION 3.14.	No Default	~~77~~78
SECTION 3.15.	No Burdensome Restrictions	~~77~~78
SECTION 3.16.	Solvency	~~77~~78
SECTION 3.17.	Insurance	~~77~~78
SECTION 3.18.	Security Interest in Collateral	~~77~~78
SECTION 3.19.	Anti-Corruption Laws and Sanctions	~~78~~79
SECTION 3.20.	Affected Financial Institutions	~~78~~79
SECTION 3.21.	Plan Assets; Prohibited Transactions	~~78~~79
SECTION 3.22.	Representations as to Designated Foreign Guarantors.	~~78~~79
SECTION 3.23.	UK Pensions.	~~79~~80

ARTICLE IV Conditions		~~79~~80

SECTION 4.01.	Effective Date	~~79~~80
SECTION 4.02.	Each Credit Event	~~80~~81

ARTICLE V Affirmative Covenants		~~81~~82

SECTION 5.01.	Financial Statements and Other Information	~~81~~82
SECTION 5.02.	Notices of Material Events	~~82~~84
SECTION 5.03.	Existence; Conduct of Business	~~83~~85
SECTION 5.04.	Payment of Obligations	~~83~~85
SECTION 5.05.	Maintenance of Properties; Insurance	~~84~~85
SECTION 5.06.	Books and Records; Inspection Rights	~~84~~86
SECTION 5.07.	Compliance with Laws and Material Contractual Obligations	~~84~~86
SECTION 5.08.	Use of Proceeds	~~85~~86
SECTION 5.09.	Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances	~~85~~87
SECTION 5.10.	Plan for Payment in Full	88

ARTICLE VI Negative Covenants		~~87~~89

SECTION 6.01.	Indebtedness	~~87~~89
SECTION 6.02.	Liens	~~89~~91
SECTION 6.03.	Fundamental Changes and Asset Sales	~~90~~93
SECTION 6.04.	Investments, Loans, Advances, Guarantees and Acquisitions	~~93~~95
SECTION 6.05.	Swap Agreements	~~95~~97
SECTION 6.06.	Transactions with Affiliates	~~95~~97
SECTION 6.07.	Restricted Payments	~~95~~98
SECTION 6.08.	Restrictive Agreements	~~96~~98
SECTION 6.09.	Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents	~~96~~99
SECTION 6.10.	Sale and Leaseback Transactions	~~97~~99
SECTION 6.11.	Financial Covenants	~~97~~100

(continued)

Page

SECTION 6.12.	UK Pensions.	~~98~~101
SECTION 6.13.	Certain Cash Management Matters.	101

ARTICLE VII Events of Default		~~98~~101

ARTICLE VIII The Administrative Agent		~~101~~104

SECTION 8.01.	Authorization and Action.	~~101~~104
SECTION 8.02.	Administrative Agent’s Reliance, Indemnification, Etc.	~~104~~107
SECTION 8.03.	Posting of Communications	~~105~~108
SECTION 8.04.	The Administrative Agent Individually.	~~106~~109
SECTION 8.05.	Successor Administrative Agent	~~106~~109
SECTION 8.06.	Acknowledgments of Lenders and Issuing Bank.	~~107~~110
SECTION 8.07.	Collateral Matters.	~~109~~112
SECTION 8.08.	Credit Bidding	~~109~~113
SECTION 8.09.	Certain ERISA Matters.	~~110~~113

ARTICLE IX Miscellaneous		~~111~~114

SECTION 9.01.	Notices	~~111~~114
SECTION 9.02.	Waivers; Amendments	~~113~~116
SECTION 9.03.	Expenses; Indemnity; Limitation of Liability; Damage Waiver	~~115~~118
SECTION 9.04.	Successors and Assigns	~~117~~120
SECTION 9.05.	Survival	~~121~~124
SECTION 9.06.	Counterparts; Integration; Effectiveness; Electronic Execution	~~121~~124
SECTION 9.07.	Severability	~~122~~125
SECTION 9.08.	Right of Setoff	~~122~~126
SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process	~~123~~126
SECTION 9.10.	WAIVER OF JURY TRIAL	~~124~~127
SECTION 9.11.	Headings	~~124~~127
SECTION 9.12.	Confidentiality	~~124~~127
SECTION 9.13.	USA PATRIOT Act	~~125~~128
SECTION 9.14.	Appointment for Perfection	~~125~~128
SECTION 9.15.	Releases of Liens and Subsidiary Guarantors	~~125~~128
SECTION 9.16.	Interest Rate Limitation	~~126~~129
SECTION 9.17.	No Advisory or Fiduciary Responsibility	~~127~~130
SECTION 9.18.	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	~~127~~130
SECTION 9.19.	Acknowledgement Regarding Any Supported QFCs.	~~128~~131

ARTICLE X Borrower Guarantee		~~129~~131

(continued)

Page

SCHEDULES:

Schedule 2.01 – Commitments

SCHEDULES TO DISCLOSURE LETTER:
Schedule 3.01 – Subsidiaries
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.06 – Affiliate Transactions
Schedule 6.08 – Restrictive Agreements

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – [Reserved]
Exhibit C – [Reserved]
Exhibit D – [Reserved]
Exhibit E – List of Closing Documents
Exhibit F-1 – Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit F-2 – Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit F-3 – Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit F-4 – Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit G-1 – Form of Borrowing Request
Exhibit G-2 – Form of Interest Election Request

THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of November 1, 2022, among EAGLE PHARMACEUTICALS, INC., the LENDERS from time to time party hereto, CITIZENS BANK, N.A., as Documentation Agent and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, are currently party to the Second Amended and Restated Credit Agreement, dated as of November 8, 2019 (as amended, supplemented or otherwise modified prior to the Effective Date, the “Existing Credit Agreement”);

WHEREAS, the Borrower, the Lenders party hereto, the Departing Lenders (as defined below) party hereto and the Administrative Agent have (a) entered into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety; (ii) extend the applicable maturity date in respect of the existing revolving credit facility under the Existing Credit Agreement; (iii) provide for new term loans to be made hereunder; (iv) re-evidence the “Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement; and (v) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrower and (b) agreed that the Departing Lenders shall cease to be a party to the Existing Credit Agreement as more specifically set forth in Section 1.06 of this Agreement;

WHEREAS, it is the intent of the parties hereto that, with respect to the outstanding obligations and liabilities of the parties under the Existing Credit Agreement, that this Agreement not constitute a novation of or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence such obligations and liabilities of the Borrower and the Subsidiaries, which shall be payable in accordance with the terms hereof; and

WHEREAS, it is also the intent of the Borrower to confirm that all obligations and Liens under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Effective Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:

ARTICLE I

Definitions

SECTION 1.01.      Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by the Borrower or any Subsidiary of (i) all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line (including rights in respect of any drug or other pharmaceutical product) or line of business of) any Person, (ii) all or substantially all the Equity Interests in, a Person or division or line of business of a Person or (iii) an Exclusive License to develop and commercialize a drug or other product line of any Person.

“Acquisition Consideration” means the sum of the cash purchase price for any Permitted Acquisition payable at or prior to the closing date of such Permitted Acquisition (and which, for the avoidance of doubt, shall not include any purchase price adjustment, royalty, earnout, contingent payment or any other deferred payment of a similar nature) plus the aggregate principal amount of Indebtedness assumed on such date in connection with such Permitted Acquisition, exclusive of all fees and expenses.

“Acquisition Holiday” has the meaning assigned to such term in Section 6.11.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Indemnitee” has the meaning assigned to such term in Section 9.03(c).

“Agreement” has the meaning specified in introductory paragraph hereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Ancillary Document” has the meaning assigned to it in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Parties” has the meaning assigned to such term in Section 8.03(c).

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans or LC Exposure, the percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.21 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation, and (b) with respect to the Term Loans, (i) prior to the termination of the Term Loan Commitments upon the funding of the Term Loans, the percentage equal to a fraction the numerator of which is such Lender’s Term Loan Commitment and the denominator of which is the aggregate Term Loan Commitments of all Term Lenders; provided that, in the case of Section 2.21 when a Defaulting Lender shall exist, any such Defaulting Lender’s Term Loan Commitment shall be disregarded in the calculation and (ii) from and after the termination of the Term Loan Commitments upon the funding and re-evidencing of the Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders.

“Applicable Pledge Percentage” means (a) 100% in the case of a pledge by the Borrower or by any Subsidiary of its Equity Interests in any Domestic Subsidiary (other than any CFC Holding Company), (b) in the case of Voting Equity Interests, 65% of the outstanding Voting Equity Interests of any directly owned CFC or CFC Holding Company, in each case except as set forth in the following clause (c) and (c) 100% in the case of each Designated Foreign Guarantor and each Subsidiary directly owned by a Designated Foreign Guarantor. Notwithstanding anything to the contrary in this Agreement, other than any Designated Foreign Guarantor, no CFC or CFC Holding Company shall be required to pledge any Equity Interests in the Subsidiaries of such CFC or CFC Holding Company.

“Applicable Rate” means, for any day, with respect to any Term Benchmark Loan, any ABR Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Term Benchmark Spread”, “ABR Spread”, “RFR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Total Net Leverage Ratio applicable on such date:

	Total Net Leverage Ratio:	Term Benchmark or (if applicable) RFR Spread	ABR Spread	Commitment Fee Rate
Category 1:	< 1.00 to 1.00	2.50%	1.50%	0.375%

	Total Net Leverage Ratio:	Term Benchmark or (if applicable) RFR Spread	ABR Spread	Commitment Fee Rate
Category 2:	> 1.00 to 1.00 but < 2.00 to 1.00	2.75%	1.75%	0.40%
Category 3:	> 2.00 to 1.00 but < 3.00 to 1.00	3.00%	2.00%	0.425%
Category 4:	> 3.00 to 1.00	3.25%	2.25%	0.475%

For purposes of the foregoing,

(i)            if at any time the Borrower fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category 4 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii)           adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii)           notwithstanding the foregoing, Category ~~1~~4 pricing shall ~~be deemed~~continue to be applicable ~~until the Administrative Agent’s receipt of the applicable Financials for the Borrower’s first fiscal quarter ending after the Effective Date (unless such Financials demonstrate that Category 2, 3 or 4 should have been applicable during such period, in which case such other Category shall be deemed to be applicable during such period) and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.~~at all times from and after the Fourth Amendment Effective Date.

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arranger” means JPMorgan Chase Bank, N.A. in its capacity as bookrunner and lead arranger hereunder.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Available Revolving Commitment” means, at any time with respect to any Lender, the Revolving Commitment of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to the Borrower or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Borrower or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding including the winding-up, dissolution, administration, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), liquidation, composition, compromise, assignment, examinership, rescue process under the Companies (Rescue Process for Small and Micro Companies) Act 2021 of Ireland (the “Rescue Process”), suspension of payments, a moratorium of any indebtedness, dissolution, or arrangement with creditors, or has had a receiver, liquidator, administrative receiver, compulsory manager, conservator, trustee, administrator, examiner, process adviser, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), liquidation, winding up, dissolution, administration, composition, compromise, assignment, examinership, Rescue Process, suspension of payments, moratorium or dissolution of its business appointed for it, or arrangement with creditors or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (i) RFR Loan (following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate), Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)            the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment,

(2)            the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component), in each case, or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Eagle Pharmaceuticals, Inc., a Delaware corporation.

“Borrower Margin Stock” means any Equity Interests of the Borrower that have been repurchased by the Borrower in accordance with the terms of this Agreement, in any such case, to the extent such Equity Interests constitute Margin Stock.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect or (b) a Term Loan of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form attached hereto as Exhibit G-1 or any other form approved by the Administrative Agent.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.08.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City and London; provided that, in addition to the foregoing, a Business Day shall be a day that is also a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate; provided that if such day relates to any document governed by the laws of Ireland or the performance of any obligations under the Loan Documents by any Subsidiary Guarantor incorporated under the laws of Ireland, the term “Business Day” shall exclude any day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Ireland.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, but subject to Section 1.04(c).

“Cash Liquidity” has the meaning assigned to it in Section 6.11(a)(i).

“Cephalon License Agreement” means the Exclusive License Agreement, dated as of February 13, 2015, by and between Teva Pharmaceuticals International GmbH, a company formed under Swiss law (as assignee of Cephalon, Inc.) and the Borrower, as amended through that certain Fifth Amendment to Exclusive License Agreement, dated as of August 11, 2020 (as the same may be further amended, restated, supplemented or otherwise modified from time to time).

“Cephalon License Agreement Default” means (a) (i) the receipt by or the issuance to the Borrower of any notice of termination under or in respect of the Cephalon License Agreement, or (ii) the termination or the failure to be in full force and effect for any reason of the Cephalon License Agreement, or (iii) the assignment by the Borrower of any or all of its rights and obligations under the Cephalon License Agreement, other than to the Administrative Agent for the benefit of the Secured Parties, in each case of (i) through (iii) above, other than any termination by the Borrower in its commercially reasonably judgment for business reasons if the property subject to the Cephalon License Agreement is promptly relicensed to another third party reasonably acceptable to the Administrative Agent, and (b) after giving effect (including on a pro forma basis) to any such event described in the foregoing clause (a), Consolidated EBITDA shall be less than or equal to $25,000,000 for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)); provided, however, that the Borrower shall be deemed to have not complied with this clause (b) prior to the end of the Restricted Period.

“CFC” means a subsidiary that is a “controlled foreign corporation” for purposes of the Code.

“CFC Holding Company” means a Domestic Subsidiary, substantially all of the assets of which are Equity Interests in one or more CFCs, so long as such Domestic Subsidiary does not engage in any business or activity other than the ownership of such Equity Interests and does not incur, and is not otherwise liable for, any indebtedness or other liabilities.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 40 % of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) directors of the Borrower on the date of this Agreement, (ii) nominated or approved by the board of directors of the Borrower or (iii) appointed by directors so nominated or approved.

“Change in Law” means the occurrence, after the Effective Date (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, rules, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to it in Section 9.16.

“Class”, (a) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans, (b) when used in reference to any Lender, refers to whether such Lender is a Revolving Lender or a Term Lender, and (c) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Loan Commitment.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations provided that the Collateral shall exclude Excluded Assets.

“Collateral Documents” means, collectively, the Security Agreement and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, financing statements whether heretofore, now, or hereafter executed by the Borrower or any of its Subsidiaries and delivered to the Administrative Agent to secure the Secured Obligations.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the UCC) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 8.03(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Consolidated Cash Interest Expense” means (a) Consolidated Interest Expense payable in cash, excluding, to the extent otherwise included in the calculation of Consolidated Interest Expense for the applicable period, without duplication, (i) debt issuance costs, interest expense arising out of the amortization of debt discount under Accounting Standards Codification 470-20 or premium and commitment, bridge or other financing fees and expenses, (ii) non-cash interest expense attributable to the movement in mark-to-market valuation of Swap Agreements or other derivative instruments pursuant to Statement of Financial Accounting Standards No. 133 (codified under Accounting Standards Codification 815) and any cash costs associated with breakage in respect of Swap Agreements, (iii) amortization of deferred financing fees and (iv) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations under any agreement governing Indebtedness, minus (b) interest income received or receivable in cash (to the extent not netted against interest expense in the calculation of Consolidated Interest Expense).

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) any non-cash charges attributable to impairment of goodwill or other intangible assets, impairment of long-lived assets and any extraordinary, unusual or non-recurring non-cash charges, expenses or losses, (vi) non-cash expenses related to stock based compensation, (vii) fees and expenses directly incurred or paid in connection with (x) the Transactions, (y) any Permitted Acquisition or any other Acquisition not prohibited by this Agreement and (z) to the extent permitted hereunder, issuances or incurrence of Indebtedness, issuances of Equity Interests or refinancing transactions and modifications of instruments of Indebtedness; provided that the aggregate amount of fees and expenses added back pursuant to this clause (vii) shall not exceed 10% of Consolidated EBITDA for any applicable Reference Period (prior to giving effect to the addback of such items pursuant to this clause (vii)), (viii) any non-recurring charges, costs, losses, fees and expenses directly incurred or paid directly as a result of discontinued operations or any sale or disposition of any asset of the Borrower or any of its Subsidiaries, (ix) any unrealized losses in respect of Swap Agreements, (x) the amount of cost savings and operating expense reductions (but not revenue-related synergies) projected by the Borrower in good faith to be realized as a result of any disposition permitted hereby, a Permitted Acquisition or any other Investment permitted hereby, in each case within the four consecutive fiscal quarters following the consummation thereof (or following the consummation of the squeeze-out merger in the case of an acquisition structured as a two-step transaction), calculated as though such cost savings and operating expense reductions had been realized on the first day of such period and net of the amount of actual benefits received during such period from such event; provided that (A) a duly completed certificate signed by a Financial Officer of the Borrower shall be delivered to the Administrative Agent certifying that such cost savings or operating expense reductions are reasonably expected and factually supportable in the good faith judgment of the Borrower, (B) no cost savings or operating expense reductions shall be added pursuant to this clause (x) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise (including, without limitation pursuant to the next succeeding clause (xi)), for such period and (C) the aggregate amount of cost savings and operating expense reductions added back pursuant to this clause (x) and the following clause (xi) shall not exceed 10% of Consolidated EBITDA for any applicable Reference Period (prior to giving effect to the addback of such items pursuant to this clause (x) and such clause (xi)), (xi) restructuring charges or reserves, including write-downs and write-offs, including any one-time costs incurred in connection with Permitted Acquisitions or any other Acquisitions not prohibited by this Agreement and costs related to the closure, consolidation and integration of facilities, information technology infrastructure and legal entities, and severance and retention bonuses; provided that amounts added back to this clause (xi) shall be actual and not projected and shall be without duplication of amounts added back pursuant to clause (x) above, (xii) adjustments relating to purchase price allocation accounting, and (xiii) net losses (including all fees, expenses and charges related thereto) on the retirement or extinguishment of indebtedness minus, to the extent included in Consolidated Net Income for such period (except in the case of clause (3)), (1) interest income (to the extent not netted against interest expense in the calculation of Consolidated Interest Expense), (2) income tax credits and refunds (to the extent not netted from tax expense), (3) any cash payments made during such period in respect of items described in clauses (v) or (vi) above subsequent to the fiscal quarter in which the relevant non-cash charges, expenses or losses were incurred, (4) any non-recurring income or gains directly as a result of discontinued operations, (5) any unrealized income or gains in respect of Swap Agreements (to the extent not included in clause (1) above or netted against interest expense in the calculation of Consolidated Interest Expense) and (6) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each such period, a “Reference Period”), (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis as if such Material Acquisition occurred on the first day of such Reference Period.

“Consolidated Fixed Charges” means, with reference to any period, without duplication, Consolidated Cash Interest Expense to the extent paid in cash during such period, plus scheduled principal payments on Indebtedness made during such period, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Funded Indebtedness” means, as of the date of any determination thereof, the aggregate Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such date in accordance with GAAP consisting of (a) Indebtedness in respect of obligations for borrowed money, (b) Indebtedness in respect of obligations evidenced by bonds, debentures, notes or similar instruments, (c) Indebtedness in respect of Capital Lease Obligations and (d) any purchase price adjustment, royalty, earnout, Milestone Payment or contingent payment or deferred payment of a similar nature incurred in connection with an Acquisition to the extent the amount thereof is no longer contingent and is fully determinable; provided that Consolidated Funded Indebtedness shall not include (i) Indebtedness in respect of obligations in respect of letters of credit or letters of guaranty, except to the extent of unreimbursed obligations in respect of any drawn letter of credit or bank guaranty or (ii) for the avoidance of doubt, obligations under Swap Agreements.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP). In the event that the Borrower or any Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a pro forma basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded (a) any income (or loss) of any Person other than the Borrower or a Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Borrower or any wholly-owned Subsidiary of the Borrower, (b) non-cash gains or losses resulting from mark-to-market accounting for derivatives in accordance with Statement of Financial Accounting Standards No. 133 and (c) the effects of purchase accounting adjustments made in accordance with GAAP.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Deposit Account” means (a) a Deposit Account (as defined in the Security Agreement) of the Borrower or any Loan Party that is a Domestic Subsidiary that is maintained with a Lender or subject to a Deposit Account Control Agreement (as defined in the Security Agreement) or (b) a deposit account of a Loan Party that is a Foreign Subsidiary that is subject to a control agreement (or local law equivalent) and a first priority perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, and in form and substance satisfactory to the Administrative Agent.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.19.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Credit Party” means the Administrative Agent, the Issuing Bank or any other Lender.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Departing Lender” means each of PNC Bank, National Association, Silicon Valley Bank and Morgan Stanley Bank, National Association.

“Designated Foreign Guarantor” means Eagle Malta and each other Foreign Subsidiary that has become a Subsidiary Guarantor and a Loan Party at the election of the Borrower pursuant to Section 5.09(f).

“Disclosure Letter” means that certain Disclosure Letter, dated as of the date hereof, and executed by the Borrower.

“Disposition Consideration” means (i) for any sale, transfer, lease or disposition (other than an Exclusive License), the aggregate fair market value of any assets sold, transferred, leased or otherwise disposed of and (ii) for any Exclusive License, the aggregate cash payment paid to the Borrower or any Subsidiary on or about the time of consummation of the Exclusive License (and which, for the avoidance of doubt, shall not include any royalty, earnout, contingent payment or any other deferred payment of a similar nature that may be payable thereafter).

“Disqualified Stock” means any Equity Interest that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable for any consideration other than other Equity Interests which would not constitute Disqualified Stock, pursuant to a sinking fund obligation or otherwise, or (b) is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, in each case, on or prior to the date that is 91 days after the later of the latest Maturity Date hereunder and the latest Incremental Term Loan Maturity Date in effect.

“Documentation Agent” means Citizens Bank, N.A., in its capacity as documentation agent for the credit facilities evidenced by this Agreement.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Drug Acquisition” means any acquisition (including any license or any acquisition of any license) solely or primarily of all or any portion of the rights in respect of one or more drugs or pharmaceutical products, whether in development or on market, (including related intellectual property), but not of Equity Interests in any Person or any operating business unit unless such rights constitute all or substantially all of such Person’s or operating business’ assets.

“Eagle Malta” means Eagle Research Labs Limited, a private exempt limited liability company registered under the laws of Malta with company registration number C 91731.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests (including shares) in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001 of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived automatically pursuant to such regulations); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Assets” means:

(a) any real property (including any leasehold interests therein);

(b) assets subject to certificates of title (other than motor vehicles subject to certificates of title; provided that perfection of security interests in such motor vehicles shall be limited to the filing of UCC financing statements);

(c) assets in respect of which pledges and security interests are prohibited by applicable law, rule or regulation or agreements with any Governmental Authority and approval or authorization from such Governmental Authority has not been obtained (other than to the extent that such prohibition would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions (including by the grant of consent, license or other approval from the applicable Governmental Authority), such assets shall automatically cease to constitute “Excluded Assets”;

(d) Equity Interests in any Person other than wholly-owned Subsidiaries to the extent not permitted by customary terms in such Person’s organizational or joint venture documents without the consent of a third party who owns Equity Interest in such Person which consent has not been obtained (unless any such restriction would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions (including by the grant of consent or other approval from the applicable third party), such assets shall automatically cease to constitute “Excluded Assets”;

(e) any lease, license or other agreement or any property subject to a purchase money security interest, similar arrangement or other contractual restriction, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money or other arrangement or contractual restriction or creates a right of termination in favor of any other party thereto (other than the Borrower or its Subsidiaries) until such time as any necessary waiver or consent has been obtained (other than (i) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (ii) to the extent that any such term has been waived or (iii) to the extent any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such express term (including by the grant of consent, approval or waiver from the applicable third party), such assets shall automatically cease to constitute “Excluded Assets”;

(f) to the extent used exclusively to hold funds in trust for the benefit of the applicable third parties (except for clause (vi)), (i) escrow accounts and trust accounts, (ii) payroll accounts, (iii) accounts used for payroll taxes and/or withheld income taxes, (iv) accounts used for employee wage and benefit payments, (v) accounts pledged to secure performance (including to secure letters of credit and bank guarantees) to the extent constituting Liens permitted by Section 6.02, (vi) custodial accounts and (vii) accounts that are swept to a zero balance on a daily basis to a deposit account that is subject to a control agreement in favor of the Administrative Agent for the benefit of the Secured Parties;

(g) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act of an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(h) all commercial tort claims (as defined in the UCC) not required to be specifically described in the Security Agreement;

(i) Voting Equity Interests in any Foreign Subsidiary (other than any Designated Foreign Guarantor and any Subsidiary directly owned by a Designated Foreign Guarantor) that is a CFC and Voting Equity Interests in any CFC Holding Company, in each case, in excess of 65% of the total Voting Equity Interests in such Subsidiary;

(j)  any Borrower Margin Stock; and

(k) any other assets where the cost of obtaining or perfecting a security interest in such assets exceeds the practical benefit to the Lenders afforded thereby as reasonably determined by the Administrative Agent in writing (in consultation with the Borrower);

provided that, “Excluded Assets” shall not (i) include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets); and (ii) apply to any assets secured by Collateral Documents governed by the laws of England and Wales

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Exclusive License” means, with respect to any drug or pharmaceutical product, any license to develop, commercialize, sell, market and promote such drug or pharmaceutical product with a term greater than five (5) years (unless terminable prior to such time without material penalty or premium by the licensor) and which provides for exclusive rights to develop, commercialize, sell, market and promote such drug or product within the United States; provided that absent the foregoing, an “Exclusive License” shall not include (a) any license to import, export, distribute or sell any such drug or product on an exclusive basis within any particular geographic region or territory, (b) any licenses, which may be exclusive, to manufacture or package any such drug or product, (c) any license to manufacture, use, offer for sale or sell any authorized generic version of such drug or product and (d) any license in connection with any companion diagnostics. “Exclusively License” shall have the correlative meaning. For the avoidance of doubt, the license granted under the Cephalon License Agreement shall be deemed to constitute an “Exclusive License” hereunder.

“Exclusive License Agreement” means any agreement or other instrument evidencing or delivered in connection with any Exclusive License of the Borrower or any Subsidiary. For the avoidance of doubt, the Cephalon License Agreement shall be deemed to constitute an “Exclusive License Agreement” hereunder.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Existing Maturity Date” has the meaning assigned to such term in Section 2.22(a).

“Existing Revolving Credit Maturity Date” has the meaning assigned to such term in Section 2.22(a).

“Existing Term Loan Maturity Date” has the meaning assigned to such term in Section 2.22(a).

“Extending Lender” has the meaning assigned to such term in Section 2.22(b)(ii).

“Extension Request” means a written request from the Borrower to the Administrative Agent requesting an extension of a Maturity Date pursuant to Section 2.22.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Borrower and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Borrower and its Domestic Subsidiaries directly owns more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR shall be 0.00%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Fourth Amendment Effective Date” means August 26, 2024.

“Funded Long-Term Indebtedness” means, with respect to any Person, all Consolidated Funded Indebtedness of such Person that by its terms matures more than one year after the date of determination or incurrence or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including, without limitation, all amounts of Consolidated Funded Indebtedness of such Person required to be paid or prepaid within one year after the date of its creation.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (a) the stated or determinable amount of the primary payment obligation in respect of which such Guarantee is made and (b) the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary payment obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of the Guarantee shall be such guaranteeing Person’s maximum reasonably possible liability in respect thereof as reasonably determined by the Borrower in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Loan Commitment.

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Term Loan Commitments of any Series or Incremental Revolving Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.20.

“Incremental Lender” means an Incremental Revolving Lender or an Incremental Term Lender.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.20, to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure under such Incremental Facility Agreement.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Facility Agreement and Section 2.20, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.

“Incremental Term Loan Maturity Date” means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Agreement.

“Incremental Term Loans” means any term loans made pursuant to Section 2.20(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable and accrued expenses arising in the ordinary course of business and licenses in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services if and to the extent such obligation would appear as a liability upon the balance sheet of the specified Person in accordance with GAAP (excluding (i) accounts payable or other liability to trade creditors incurred in the ordinary course of business, (ii) deferred compensation and severance, pension, health and welfare retirement and equivalent benefits to current or former employees, directors or managers of such Person and its Subsidiaries, (iii) any purchase price adjustment, royalty, earnout, Milestone Payment or contingent payment of a similar nature incurred in connection with an Acquisition until such amounts cease to be contingent and are fully determinable (but, for the avoidance of doubt, including all seller notes) and (iv) licenses in the ordinary course of business), (e) any purchase price adjustment, royalty, earnout, Milestone Payment or contingent payment of a similar nature incurred in connection with an Acquisition to the extent such amounts cease to be contingent and are fully determinable, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that, if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of (i) the unpaid amount of such Indebtedness and (ii) fair market value of such property at the time of determination (in the Borrower’s good faith estimate), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person under Sale and Leaseback Transactions and (l) Disqualified Stock. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form attached hereto as Exhibit G-2, or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the applicable Maturity Date, (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the applicable Maturity Date and (c) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” has the meaning assigned to such term in Section 6.04.

“Ireland” means Ireland, excluding Northern Ireland, and “Irish” shall be construed accordingly.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Revolving Lender shall remain in full force and effect until the Issuing Bank and the Revolving Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Legal Reservations” means:

(a)            the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors;

(b)            the time barring of claims under the Limitation Acts, the Status of Limitations, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp taxes may be void and defenses of set-off or counterclaim;

(c)            the principle that in certain circumstances any security expressed to be granted by way of fixed charge may be re-characterized as a floating charge or any security expressed to be granted by way of assignment or assignation may be re-characterized as a charge;

(d)            the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition against transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take other action in relation to such contract or agreement;

(e)            that a court may refuse to give effect to a purported contractual obligation to pay costs imposed upon another party in respect of the costs of any unsuccessful litigation brought against that party or may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before that court;

(f)            insofar as it relates to any Loan Document governed under the laws of Ireland the principle that any additional interest imposed under any relevant agreement maybe held to be unenforceable on the grounds that it is a penalty and thus void;

(g)           the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; and

(h)           similar principles (including, without limitation, general principles of equity), rights and defenses under the laws of any relevant jurisdiction.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” has the meaning assigned to it in Section 9.03(d).

“Lenders” means the Persons listed on Schedule 2.01 (including, without limitation, the Persons that are “Lenders” under the Existing Credit Agreement immediately prior to the Effective Date but excluding any Departing Lender) and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption or other documentation contemplated hereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby. Unless the context otherwise requires, the term “Lenders” includes the Issuing Bank. For the avoidance of doubt, the term “Lenders” excludes the Departing Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreement” has the meaning assigned to it in Section 2.06(b).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that any precautionary UCC financing statements or similar filings (including any filing of a UCC financing statement or other filing with a Governmental Authority in respect of an operating lease or a consignment) and any filings with any Governmental Authority in respect of any license (other than an Exclusive License) shall not constitute Liens to the extent that such operating lease, consignment or license to which the filings relate are otherwise Liens permitted by Section 6.02.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Limited Conditionality Acquisition” has the meaning assigned to such term in Section 2.20(c).

“Limited Conditionality Acquisition Agreement” has the meaning assigned to such term in Section 2.20(c).

“Liquidity Amount” means, as of any date of determination, the lesser of (i) the aggregate amount of unrestricted and unencumbered (other than Liens securing the Secured Obligations) cash and Permitted Investments maintained by the Borrower and its Domestic Subsidiaries on deposit with one or more financial institutions in the United States of America on such date and (ii) $50,000,000.

“Loan Documents” means this Agreement, the Disclosure Letter, any promissory notes issued pursuant to Section 2.10(e), any Letter of Credit applications, the Collateral Documents, the Subsidiary Guaranty, the Reaffirmation Agreement and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit applications and any agreements between the Borrower and the Issuing Bank regarding the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit, whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any officer of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower or re-evidenced pursuant to this Agreement.

“Margin Stock” has the meaning set forth in Regulation U of the Board.

“Material Acquisition” means any Permitted Acquisition (other than a Drug Acquisition or Exclusive License) that involves payment of aggregate Acquisition Consideration by the Borrower and its Subsidiaries in excess of $20,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, results of operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their obligations under this Agreement or any other Loan Document or (c) subject to the Legal Reservations and Perfection Requirements, the validity or enforceability of this Agreement or any and all other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, dispositions of property, or any Exclusive License, that involves payment of Disposition Consideration to the Borrower or any of its Subsidiaries in excess of $20,000,000.

“Material Domestic Subsidiary” means (a) from and after the Fourth Amendment Effective Date until the end of the Restricted Period, each Domestic Subsidiary and (b) thereafter, each Domestic Subsidiary (i) which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)), contributed greater than five percent (5%) of Consolidated EBITDA for such period or (ii) which contributed greater than ten percent (10%) of Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Domestic Subsidiaries that are not Material Domestic Subsidiaries exceeds five percent (5%) of Consolidated EBITDA for any such period or ten percent (10%) of Consolidated Total Assets as of the end of any such fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within ten (10) days, the Administrative Agent) shall designate sufficient Domestic Subsidiaries as “Material Domestic Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries.

“Material Exclusive License Agreement” means, as of any date of determination, any Exclusive License Agreement entered into by the Borrower or any Subsidiary as a licensor of rights thereunder for which, without duplication, the revenue of the Borrower and its Subsidiaries attributable thereto and/or the payments received by the Borrower and its Subsidiaries thereunder, was greater than $10,000,000 during the most recently ended twelve-month period.

“Material Exclusive License Agreement Default” means (a) any Cephalon License Agreement Default or (b) with respect to any other Material Exclusive License Agreement, (x) (i) the receipt by or the issuance to the Borrower or the applicable Subsidiary of any notice of termination under or in respect of such Material Exclusive License Agreement, or (ii) the termination or the failure to be in full force and effect for any reason of such Material Exclusive License Agreement, or (iii) the assignment by the Borrower or any Subsidiary of any or all of its rights and obligations under such Material Exclusive License Agreement, other than to the Administrative Agent for the benefit of the Secured Parties, in each case of (i) through (iii) above, other than any termination by the Borrower or the applicable Subsidiary in its commercially reasonably judgment for business reasons if the property subject to such Material Exclusive License Agreement is promptly relicensed to another third party reasonably acceptable to the Administrative Agent, and (y) after giving effect (including on a pro forma basis) to any such event described in the foregoing clause (x), Consolidated EBITDA shall be less than or equal to $25,000,000 for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)); provided, however, that the Borrower shall be deemed to have not complied with this clause (y) prior to the end of the Restricted Period.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit and any intercompany Indebtedness solely between or among the Borrower and its wholly-owned Subsidiaries), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable.

“Milestone Payments” means payments made under contractual obligations existing during the period of twelve months ending on the Effective Date or contractual obligations arising thereafter, in each case in connection with any Permitted Acquisition, Drug Acquisition or other acquisition (including any license or the acquisition of any license) of any rights in respect of any drug or other pharmaceutical product (and any related property or assets) to sellers (or licensors) of the assets or Equity Interests acquired (or licensed) therein based on the achievement of specified revenue, profit or other performance targets (financial or otherwise).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a Sale and Leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-extending Lender” has the meaning assigned to such term in Section 2.22(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org or any successor source.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment” has the meaning assigned to it in Section 8.06(c).

“Payment in Full” has the meaning assigned to such term in Section 9.15(c). It is understood and agreed that Payment in Full shall not occur until each of the conditions described in the definition thereof shall have been satisfied.

“Payment Notice” has the meaning assigned to it in Section 8.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Requirements” means the making or procuring of appropriate registrations, filings, endorsements, notarizations, intimations, stampings or notifications of the Collateral Documents or the security expressed to be created under the Collateral Documents or entry into any further documents determined by the legal advisers to the Collateral Agent or Lenders to be necessary in any relevant jurisdiction for the creation, perfection or priority of the security created pursuant to the Collateral Documents, or the enforceability or production in evidence of any relevant Collateral Document.

“Permitted Acquisition” means any Acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related Acquisitions by the Borrower or any Subsidiary if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would arise after giving effect (including giving effect on a pro forma basis) thereto, (b) such Person or division or line of business is engaged in the same or a similar line of business as the Borrower and the Subsidiaries or business reasonably related or ancillary thereto or similar or complementary thereto or reasonable extensions thereof, (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 5.09 shall have been taken or will be taken within the time periods specified therein (subject to extensions as agreed by the Administrative Agent in its reasonable discretion), (d) the Borrower and the Subsidiaries are in compliance, on a pro forma basis, with the covenants contained in Section 6.11 (including, in the case of Section 6.11(b), after giving effect to the increased maximum Total Net Leverage Ratio permitted under Section 6.11 if the Borrower has invoked the Acquisition Holiday in accordance with the terms and conditions of such Section 6.11) recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the Acquisition is a Material Acquisition, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower to such effect, together with all relevant financial information, statements and projections requested by the Administrative Agent and (e) in the case of an acquisition, merger or consolidation involving a Loan Party, such Loan Party is the surviving entity of such merger and/or consolidation; provided, that no Acquisitions shall constitute Permitted Acquisitions at any time from and after the Fourth Amendment Effective Date.

“Permitted Debt” means unsecured Subordinated Indebtedness for borrowed money incurred by the Borrower or any Subsidiary Guarantor; provided that (i) any such Permitted Debt, if guaranteed, shall not be guaranteed by any Subsidiary other than a Subsidiary Guarantor and (ii) such Permitted Debt shall not mature prior to the date that is 91 days after the latest of the latest Maturity Date hereunder or any Incremental Term Loan Maturity Date existing at the time of such incurrence (it being understood that neither (x) any provision requiring an offer to purchase such Indebtedness as a result of change of control or asset sale or other fundamental change nor (y) any early conversion of any Permitted Debt shall violate the foregoing restriction).

“Permitted Encumbrances” means:

(a)            Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;

(c)            pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (c)(i) above;

(d)            pledges and deposits to (i) secure the performance of bids, trade and commercial contracts, government contracts, leases, statutory obligations, surety and appeal bonds, performance and completion bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (d)(i) above;

(e)            judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)            Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(h) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods (other than fixed or capital assets) and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(i)            any interest or title of a licensor under any license or sublicense entered into by the Borrower or any Subsidiary as a licensee or sublicensee (i) existing on the date hereof or (ii) in the ordinary course of its business;

(j)            licenses, sublicenses, leases or subleases granted (i) between or among any of the Loan Parties or any of their Subsidiaries (or any combination thereof) or (ii) to other Persons permitted under Section 6.03;

(k)            Liens (i) in favor of any Loan Party; provided that any Liens on Collateral are subordinated to the Liens in favor of the Administrative Agent securing the Secured Obligations to the written satisfaction of the Administrative Agent and (ii) on the property of any Subsidiary that is not a Subsidiary Guarantor in favor of the Borrower or any other Subsidiary; and

(i) Liens (i) of a collection bank arising under Section 4-210 of the UCC (or other applicable law) on the items in the course of collection, and (ii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than the letters of credit permitted under the foregoing clauses (c)(ii) or (d)(ii)).

“Permitted Investments” means:

(a)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)            investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)            investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)            fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)            money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f)            investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(g)            investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (f) above; and

(h)            investments made in accordance with the investment policy adopted by the Borrower’s Board of Directors (or committee thereof) as in effect on the date hereof, a copy of which has been furnished to the Administrative Agent, and as the same may be amended, supplemented or modified after the date hereof with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), other Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced (plus unpaid accrued interest and premium (including tender premium) thereon, any committed or undrawn amounts associated with, original issue discount on, and underwriting discounts, fees, commissions and expenses incurred in connection with, such Permitted Refinancing Indebtedness), (b) the final maturity date of such Permitted Refinancing Indebtedness is no earlier than the earlier of (i) the final maturity date of the Indebtedness being refinanced and (ii) the latest of the latest Maturity Date hereunder or any Incremental Term Loan Maturity Date existing at the time of such incurrence (it being understood that, in each case, any provision requiring an offer to purchase such Indebtedness as a result of a change of control, fundamental change, delisting, asset sale or similar provision or any exercise or conversion of equity equivalents shall not violate the foregoing restriction), (c) if the Indebtedness (including any Guarantee thereof) being Refinanced is by its terms subordinated in right of payment to the Secured Obligations, such Permitted Refinancing Indebtedness (including any Guarantee thereof) shall be subordinated in right of payment to the Secured Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole (as determined in good faith by the Board of Directors of the Borrower), (d) no Permitted Refinancing Indebtedness shall have direct obligors or contingent obligors that were not the direct obligors or contingent obligors (or that would not have been required to become direct obligors or contingent obligors) in respect of the Indebtedness being Refinanced, and (e) if the Indebtedness being Refinanced is secured, such Permitted Refinancing Indebtedness may be secured on terms no less favorable, taken as a whole, to the Secured Parties than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being Refinanced (as determined in good faith by the Board of Directors of the Borrower).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA or may have any liability, including liability under Section 4063, 4064 or 4069 of ERISA by reason of being, having been or being deemed to be a substantial employer or a contributing sponsor (as each such term is defined in Section 4001 of ERISA).

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledge Subsidiary” means (i) each Domestic Subsidiary (other than any CFC Holding Company or any Subsidiary of any CFC or CFC Holding Company), (ii) each CFC Holding Company, (iii) each First Tier Foreign Subsidiary, (iv) each Designated Foreign Guarantor and (v) each Subsidiary directly owned by a Designated Foreign Guarantor.

“Prepayment Event” means:

(a)            any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary, other than dispositions described in Section 6.03(a)(iv)(A), (B), (C), (D) or (F); or

(b)            any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary with a fair market value immediately prior to such event equal to or greater than $15,000,000; or

(c)            the incurrence by the Borrower or any Subsidiary of any Indebtedness (other than Loans), other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.19.

“Reaffirmation Agreement” means that certain Reaffirmation Agreement, dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting and (3) if such Benchmark is not the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB or in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, Adjusted Daily Simple SOFR, as applicable.

“Replacement Lender” has the meaning assigned to such term in Section 2.22(c).

“Required Lenders” means, subject to Section 2.21, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the Total Credit Exposure and unused Commitments at such time.

“Rescue Process” has the meaning assigned to such term in the definition of “Bankruptcy Event”.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Response Date” has the meaning assigned to such term in Section 2.22(a).

“Responsible Officer” means the chief executive officer, president, executive vice president, senior vice president or a Financial Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Restricted Period” means the period commencing on the Fourth Amendment Effective Date and ending on the Updated Financials Delivery Date, so long as no Default or Event of Default that has not been waived in accordance with Section 9.02 has occurred and is continuing on the Updated Financial Delivery Date.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 opposite such Lender’s name, or in the applicable documentation or record (as such term is defined in Section 9-102(a)(70) of the UCC) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Revolving Commitment pursuant to the terms hereof, as applicable. As of the ~~Third~~Fourth Amendment Effective Date, the aggregate amount of the Revolving Lenders’ Revolving Commitments is $~~50,000,000~~45,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Credit Maturity Date” means (a) October 31, 2025 and (b) if the Existing Revolving Credit Maturity Date is extended pursuant to Section 2.22, such extended Revolving Credit Maturity Date as determined pursuant to that Section; provided, however, in each case, if such date is not a Business Day, the Revolving Credit Maturity Date shall be the immediately preceding Business Day.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, the Kherson Region of Ukraine, the Zaporizhzhia Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” means all Obligations, together with all Swap Obligations and Banking Services Obligations owing to one or more Lenders or their respective Affiliates; provided that the definition of “Secured Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Secured Parties” means the holders of the Secured Obligations from time to time and shall include (i) each Lender and the Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Bank and the Lenders in respect of all other present and future obligations and liabilities of the Borrower and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and Affiliate of such Lender in respect of Swap Agreements and Banking Services Agreements entered into with such Person by the Borrower or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Securities Act” means the United States Securities Act of 1933.

“Security Agreement” means that certain Second Amended and Restated Pledge and Security Agreement, dated as of November 1, 2022, between certain of the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, each as may be amended, restated or otherwise modified from time to time.

“Senior Secured Net Leverage Ratio” means, as of any date of determination for the Borrower, as determined on a consolidated basis and in accordance with GAAP, the ratio of (a) (i) Consolidated Funded Indebtedness (other than any portion of Consolidated Funded Indebtedness that is unsecured or constitutes Subordinated Indebtedness) (as of the last day of the most recently completed fiscal quarter of the Borrower for which financial statements are available) minus (ii) the Liquidity Amount as of such date, to (b) Consolidated EBITDA (for the most recently completed four consecutive fiscal quarters of the Borrower ending on or most recently ended prior to such date for which financial statements are available).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means:

(a) in reference to the Borrower and its Subsidiaries (other than any Subsidiary incorporated in England and Wales or Ireland) (on a consolidated basis) as of a particular date, that on such date, (i) the fair value of the assets of it’s the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Effective Date; and

(b) in reference to any Subsidiary incorporated in England and Wales or Ireland, as of any date of determination, that, as of such date, such Subsidiary (i) is not unable and does not admit its inability to pay its debts as they fall due, (ii) it is not deemed to, or is not declared to, be unable to pay its debts under Requirements of Law, (iii) it has not suspended or threatened to suspend making payments on any of its debts, (iv) by reason of actual or anticipated financial difficulties, it has not commenced formal negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

“Specified Ancillary Obligations” means all obligations and liabilities (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any of the Subsidiaries, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, to the Lenders or any of their Affiliates under any Swap Agreement or any Banking Services Agreement.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Statute of Limitations” means the Irish Statute of Limitations, 1957.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents on terms and conditions satisfactory to the Administrative Agent.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower.

“Subsidiary Guarantor” means (a) each Material Domestic Subsidiary that is a party to the Subsidiary Guaranty on the Effective Date or thereafter pursuant to Section 5.09(a), and (b) each Designated Foreign Guarantor. The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.01 of the Disclosure Letter. For the avoidance of doubt, other than any Designated Foreign Guarantor, no CFC, CFC Holding Company or any Subsidiary of any CFC or CFC Holding Company shall be a Subsidiary Guarantor.

“Subsidiary Guaranty” means that certain Second Amended and Restated Guaranty, dated as of November 1, 2022 and executed by each Subsidiary Guarantor party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Supported QFC” has the meaning assigned to it in Section 9.19.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or that holds Term Loans.

“Term Loan Commitment” means (a) as to any Term Lender, the aggregate commitment of such Term Lender to make and/or re-evidence Term Loans as set forth on Schedule 2.01 opposite such Lender’s name, or in the most recent Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the UCC) as provided in Section 9.04(b)(ii)(C), executed by such Term Lender and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make and re-evidence Term Loans, which aggregate commitment shall be $50,000,000 on the date of this Agreement. After advancing and re-evidencing any Term Loans, each reference to a Term Lender’s Term Loan Commitment with respect to such Term Loans shall refer to that Term Lender’s Applicable Percentage of such funded Term Loans.

“Term Loan Maturity Date” means (a) October 31, 2025 and (b) if the Existing Term Loan Maturity Date is extended pursuant to Section 2.22, such extended Term Loan Maturity Date as determined pursuant to that Section; provided, however, in each case, if such date is not a Business Day, the Term Loan Maturity Date shall be the immediately preceding Business Day.

“Term Loans” means the term loans made and re-evidenced by the Term Lenders to the Borrower pursuant to Section 2.01.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Third Amendment Effective Date” means, May 13, 2024.

“Total Credit Exposure” means the sum of the Total Revolving Credit Exposure and the aggregate principal amount of all Term Loans outstanding at such time.

“Total Net Leverage Ratio” means, as of any date of determination for the Borrower, as determined on a consolidated basis and in accordance with GAAP, the ratio of (a) (i) Consolidated Funded Indebtedness (as of the last day of the most recently completed fiscal quarter of the Borrower for which financial statements are available) minus (ii) the Liquidity Amount as of such date, to (b) Consolidated EBITDA (for the most recently completed four consecutive fiscal quarters of the Borrower ending on or most recently ended prior to such date for which financial statements are available).

“Total Revolving Credit Exposure” means the sum of the outstanding principal amount of all Lenders’ Revolving Loans and their LC Exposure at such time.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK” and “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland and, as the context requires, England and Wales.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Updated Financials Delivery Date” means the date on which the Borrower has delivered (i) (x) all financial reporting materials required by Section 5.01(b) of this Agreement and (y) the compliance certificate required by Section 5.01(c) of this Agreement, in each case with respect to the fiscal quarters of the Borrower ended June 30, 2023, September 30, 2023, March 30, 2024 and June 30, 2024 and (ii) (x) all financial reporting materials required by Section 5.01(a) of this Agreement and (y) the compliance certificate required by Section 5.01(c) of this Agreement, in each case with respect to the fiscal year of the Borrower ended December 31, 2023.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.19.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Voting Equity Interests” means, with respect to any Person, such Person’s Equity Interests having the right to vote for election of directors (or the equivalent thereof) of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.      Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or an “RFR Revolving Borrowing”).

SECTION 1.03.      Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules (whether to this Agreement or to the Disclosure Letter) shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) any reference in this Agreement to the Administrative Agent acting as agent for the Secured Parties, on behalf of the Secured Parties, or for the benefit of the Secured Parties shall be deemed to include the Administrative Agent acting in its capacity as trustee or security trustee in respect of any Collateral governed by the laws of Malta, the laws of England and Wales, the laws of Ireland, or the laws of any other applicable jurisdiction, as the case may be, in favor of the Secured Parties.

SECTION 1.04.      Accounting Terms; GAAP; Pro Forma Calculations. (a)  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)            All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of (but without giving effect to any synergies or cost savings) and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act; provided that no pro forma computation required to be made hereunder shall make or result in any pro forma adjustment to Consolidated EBITDA for any Drug Acquisition or Exclusive License. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

(c)            Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations (including with respect to assets and liabilities associated with such lease) and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

SECTION 1.05.      Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.06.      Amendment and Restatement of the Existing Credit Agreement. The parties to this Agreement agree that, on the Effective Date, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. Neither the execution, delivery and acceptance of this Agreement nor any of the terms, covenants, conditions or other provisions set forth herein are intended, nor shall they be deemed or construed, to effect a novation of any liens or indebtedness or other obligations under the Existing Credit Agreement or to pay, extinguish, release, satisfy or discharge (i) all or any part of the indebtedness or other obligations evidenced by the Existing Credit Agreement, (ii) the liability of any person under the Existing Credit Agreement or the Loan Documents executed and delivered in connection therewith, (iii) the liability of any Person with respect to the Existing Credit Agreement or any indebtedness or other obligations evidenced thereby, or (iv) any deeds of trust, liens, security interests or contractual or legal rights securing all or any part of such indebtedness or other obligations. All Loans made, and Obligations incurred, under the Existing Credit Agreement which are outstanding on the Effective Date shall be re-evidenced as Loans and Obligations, respectively, under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the effectiveness of the amendment and restatement contemplated hereby on the Effective Date: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (b) the “Revolving Commitments” (as defined in the Existing Credit Agreement) shall continue as Revolving Commitments hereunder as set forth on Schedule 2.01, (c) the Administrative Agent shall make such other reallocations, sales, assignments or other relevant actions (including any reborrowing of Loans) in respect of each Lender’s credit exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s Credit Exposure and outstanding Loans hereunder reflects such Lender’s Applicable Percentage of the outstanding aggregate Credit Exposures and to adjust the Benchmark therefor on the Effective Date and (d) as a result of the preceding clause (c), the revolving loans and term loans previously made to the Borrower by the Departing Lenders under the Existing Credit Agreement which remain outstanding as of the date of this Agreement shall be repaid in full (accompanied by any accrued and unpaid interest and fees thereon), the Departing Lenders’ “Commitments” under the Existing Credit Agreement shall be terminated and the Departing Lenders shall not be a Lender hereunder. Nothing herein shall be construed to limit the applicability of any supplemental reaffirmations of obligations or liens set forth in the Reaffirmation Agreement or otherwise.

SECTION 1.07.      Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.08.      Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

SECTION 1.09.      Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01.      Commitments. Subject to Section 1.06 and the other terms and conditions set forth herein, (a) each Revolving Lender (severally and not jointly) agrees to make Revolving Loans to the Borrower in Dollars from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the Total Revolving Credit Exposure exceeding the aggregate Revolving Commitments, and (b) each Term Lender with a Term Loan Commitment (severally and not jointly) agrees to make and/or re-evidence a Term Loan to the Borrower in Dollars on the Effective Date, in an amount equal to such Lender’s Term Loan Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02.      Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. The Term Loans shall be repaid as set forth in Section 2.10.

(b)            Subject to Section 2.14, each Revolving Borrowing and each Term Loan Borrowing shall be comprised entirely of ABR Loans, Term Benchmark Loans or RFR Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Term Benchmark Borrowings in accordance with Section 2.08. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)            At the commencement of each Interest Period for any Term Benchmark Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. At the time that each ABR Revolving Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Term Benchmark Borrowings or RFR Borrowings outstanding.

(d)            Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Maturity Date for such Class.

SECTION 2.03.      Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (a)(i) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing (or one (1) Business Day before the date of the proposed Borrowing in the case of any such Borrowing made on the Effective Date) or (ii) in the case of an RFR Borrowing, not later than 11:00 a.m. New York City time, five (5) U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)          the aggregate principal amount of the requested Borrowing;

(ii)         the date of such Borrowing, which shall be a Business Day;

(iii)        whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing or an RFR Borrowing and whether such Borrowing is a Revolving Borrowing or a Term Loan Borrowing;

(iv)        in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)         the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.03 a Daily Simple SOFR Loan prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 2.14(a) and 2.14(f)).

SECTION 2.04.      Intentionally Omitted.

SECTION 2.05.      Intentionally Omitted.

SECTION 2.06.      Letters of Credit. (a)  General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Dollars as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of one or more policies of the Issuing Bank applicable to letters of credit generally.

(b)            Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three (3) Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the Issuing Bank and using the Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). A Letter of Credit shall be issued, amended, renewed or extended by the Issuing Bank in its sole discretion and only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the amount of the LC Exposure shall not exceed $5,000,000, (ii) no Lender’s Revolving Credit Exposure shall exceed its Revolving Commitment, and (iii) the Total Revolving Credit Exposure shall not exceed the aggregate Revolving Commitments.

The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank shall prohibit, or require that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that the Issuing Bank in good faith deems material to it; or

(ii)         the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally.

(c)            Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Credit Maturity Date.

(d)            Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)            Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the amount equal to such LC Disbursement, calculated as of the date the Issuing Bank made such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)            Disbursement Procedures. The Issuing Bank shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)            Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable, at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)             Replacement and Resignation of Issuing Bank.

(i)            The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(ii)           Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Revolving Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above

(j)            Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remain outstanding after the expiration date specified in said paragraph (c), the Borrower shall immediately deposit into the LC Collateral Account an amount in cash equal to 105% of such LC Exposure as of such date plus any accrued and unpaid interest thereon. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k)            Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.07.      Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Term Loans shall be made as provided in Section 2.01(b). Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of the Borrower maintained with the Administrative Agent in New York City or Chicago and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.      Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)            To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d).

(c)            Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)           the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)         whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing or an RFR Borrowing; and

(iv)         if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding the foregoing, in no event shall the Borrower be permitted to request a Daily Simple SOFR Loan prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 2.14(a) and 2.14(f)).

(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be deemed to have an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing and each RFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(f)            Notwithstanding anything in this Agreement or any other Loan Document to the contrary, all “Eurodollar Loans” outstanding under the Existing Credit Agreement immediately preceding the Effective Date shall automatically be converted to Term Benchmark Loans with a three month Interest Period as of the Effective Date; provided that the Lenders and the Departing Lenders hereby waive any amounts due pursuant to Section 2.16 of the Existing Credit Agreement.

SECTION 2.09.      Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Term Loan Commitments shall terminate at 5:00 p.m. (Chicago time) on the Effective Date and (ii) the Revolving Loan Commitments shall terminate on the Revolving Credit Maturity Date.

(b)            (i) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $100,000 and not less than $500,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the any Lender’s Revolving Credit Exposure would exceed such Lender’s Revolving Commitment.

(ii) On December 31, 2024, the Revolving Commitments shall be permanently and automatically reduced by an aggregate amount of $10,000,000, accompanied by any concurrent prepayment of the Obligations in accordance with Section 2.11 in an amount such that, after giving effect to such Revolving Commitment reduction, no Lender’s Revolving Credit Exposure shall exceed such Lender’s Revolving Commitment.

(iii) The Revolving Commitments shall be permanently and automatically reduced by the amount of any mandatory prepayment made pursuant to Section 2.11(c)(ii).

(c)            The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b)(i) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this ~~Section~~paragraph (c) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10.      Repayment and Amortization of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date. Commencing on December 31, 2022, the Borrower shall repay Term Loans on each date set forth below in the aggregate principal amount set forth opposite such date (as adjusted from time to time pursuant to Section 2.11(a) and Section 2.11(c)):

Date	Amount
December 31, 2022	$1,250,000
March 31, 2023	$1,250,000
June 30, 2023	$1,250,000
September 30, 2023	$1,250,000
December 31, 2023	$2,500,000
March 31, 2024	$2,500,000
June 30, 2024	$2,500,000
September 30, 2024	$2,500,000
December 31, 2024	$~~2,500,000~~7,500,000
March 31, 2025	$~~2,500,000~~7,500,000
June 30, 2025	$~~2,500,000~~10,000,000
September 30, 2025	$~~2,500,000~~10,000,000

To the extent not previously repaid, all unpaid Term Loans shall be paid in full in Dollars by the Borrower on the Term Loan Maturity Date.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations.

(e)            Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

SECTION 2.11.      Prepayment of Loans.

(a)            The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The Borrower shall notify the Administrative Agent by written notice (promptly followed by telephonic confirmation of such request) of any prepayment hereunder (i) in the case of prepayment of (x) a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment or (y) an RFR Borrowing, not later than 11:00 a.m. New York City time, five (5) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing, each voluntary prepayment of a Term Loan Borrowing shall be applied ratably to the Term Loans included in the prepaid Term Loan Borrowing in such order of application as directed by the Borrower and each mandatory prepayment of a Term Loan Borrowing shall be applied in accordance with Section 2.11(c). Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(b)            If at any time the sum of the aggregate principal amount of all of the Revolving Credit Exposures exceeds the aggregate Revolving Commitments, the Borrower shall immediately repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate principal amount of all Revolving Credit Exposures to be less than or equal to the aggregate Revolving Commitments.

(c)            In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Prepayment Event, the Borrower shall, immediately after such Net Cash Proceeds are received, ~~prepay the Term Loans in the inverse order of maturity in~~apply an aggregate amount equal to 100% of such Net Cash Proceeds (i) first, to prepay the Term Loans in the inverse order of maturity, (ii) second, to prepay the Revolving Loans with a corresponding reduction in the Revolving Commitments and (iii) third, to cash collateralize outstanding LC Exposure (it being understood and agreed that pending any such immediate application, such Net Cash Proceeds shall be deposited in, and continuously held in, Controlled Deposit Accounts maintained at the Administrative Agent); provided that, in the case of any event described in clause ~~(a) or~~ (b) of the definition of the term “Prepayment Event”, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower or its relevant Subsidiaries intend to apply the Net Cash Proceeds from such event (or a portion thereof specified in such certificate), within 365 days after receipt of such Net Cash Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Borrower and/or its Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Cash Proceeds specified in such certificate; provided further that to the extent of any such Net Cash Proceeds therefrom that have not been so applied by the end of such 365-day period, at which time a prepayment shall be required in an amount equal to such Net Cash Proceeds that have not been so applied.

SECTION 2.12.      Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the Available Revolving Commitment of such Lender (which, for the avoidance of doubt, during the Restricted Period, shall be determined based on the full amount of each Lender’s Revolving Commitment for purposes of this Section 2.12 notwithstanding any usage limitations set forth in this Agreement during the Restricted Period) during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued revolving commitment fees shall be payable in arrears fifteen (15) days after the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)            The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth (15th) day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)            Commencing on March 31, 2025 and on each June 30, September 30, December 31 and March 31 thereafter until the Obligations have been Paid in Full, the Borrower agrees to pay to the Administrative Agent for the account of each Lender a ticking fee in an amount equal to 1% of the aggregate principal amount of such Lender’s outstanding Loans plus the aggregate amount of such Lender’s undrawn Revolving Commitment on any such date.

(d)            ~~(c)~~ The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e)            ~~(d)~~ All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13.      Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)            The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)            Each RFR Loan shall bear interest at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Rate.

(d)            Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(e)            Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of the Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)            Interest computed by reference to the Alternate Base Rate (except when based on the Prime Rate), the Term SOFR Rate or Daily Simple SOFR hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Alternate Base Rate, Term SOFR Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.      Alternate Rate of Interest. (a) Subject to clauses (b) (c), (d), (e) and (f) of this Section 2.14, if:

(i)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or

(ii)          the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(b)            Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)            Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)            The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)             Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans or RFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day, be converted by the Administrative Agent to, and shall constitute an ABR Loan.

SECTION 2.15.      Increased Costs. (a) If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank;

(ii)          impose on any Lender or the Issuing Bank or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)            A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.      Break Funding Payments. (a) With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17.      Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)            Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e). Any amounts set off by the Administrative Agent pursuant to the preceding sentence shall be treated as having been paid to the applicable Lender for purposes of the Loan Documents.

(f)            Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)            Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)             Defined Terms. For purposes of this Section 2.17, the term “Lender” includes the Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18.      Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.

(a)            The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without set-off, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)            Any proceeds of Collateral received by the Administrative Agent (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrower, second, to pay any fees, indemnities or expense reimbursements then due to the Lenders from the Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and any other amounts owing with respect to Banking Services Obligations and Swap Obligations ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, and sixth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Term Benchmark Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Term Benchmark Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)            At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, as applicable and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)            If, except as expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the Issuing Bank hereunder (including any date that is fixed for prepayment by notice from the Borrower to the Administrative Agent pursuant to Section 2.11(a)) that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.

(f)             If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19.      Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under the Loan Documents to an assignee (other than an Ineligible Institution) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (A) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (B) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

(c)            For purposes of this Section 2.19, the term “Lender” includes the Issuing Bank and any other Recipient, as applicable.

SECTION 2.20.      Incremental Facilities.

(a)            The Borrower may on one or more occasions, by written notice to the Administrative Agent~~,~~ (but in no event at any time after the Fourth Amendment Effective Date), request (i) during the Revolving Availability Period, the establishment of Incremental Revolving Commitments and/or (ii) the establishment of Incremental Term Loan Commitments. Each such notice shall specify (A) the date on which the Borrower proposes that the Incremental Revolving Commitments or the Incremental Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than ten (10) Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent, and (B) the amount of the Incremental Revolving Commitments or Incremental Term Loan Commitments, as applicable, being requested (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment or Incremental Term Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment or Incremental Term Loan Commitment, (y) any Person that the Borrower proposes to become an Incremental Lender, if such Person is not then a Lender, must be reasonably acceptable to the Administrative Agent and, in the case of any proposed Incremental Revolving Lender, the Issuing Bank and (z) none of the Persons described in the foregoing clauses (x) and (y) may be an Ineligible Institution). Notwithstanding anything herein to the contrary, the aggregate amount of all Incremental Revolving Commitments and Incremental Term Loan Commitments established pursuant to this Section 2.20 shall not exceed the sum of (A) $75,000,000 plus (B) unlimited additional Incremental Revolving Commitments and/or Incremental Term Loan Commitments so long as, after giving pro forma effect thereto (assuming that any such Incremental Revolving Commitments are drawn in full, but excluding the proceeds of any such Incremental Term Loans and/or Incremental Revolving Commitments for purposes of netting cash and Permitted Investments in the calculation of the Senior Secured Net Leverage Ratio), the Senior Secured Net Leverage Ratio shall not exceed 2.50 to 1.00 (other than to the extent such Incremental Revolving Commitments and/or Incremental Term Loan Commitments are incurred pursuant to this clause (B) concurrently with the incurrence of Incremental Revolving Commitments and/or Incremental Term Loan Commitments in reliance on clause (A) of this sentence, in which case the Senior Secured Net Leverage Ratio shall be permitted to exceed 2.50 to 1.00 to the extent of such Incremental Revolving Commitments and/or Incremental Term Loan Commitments incurred in reliance on such clause (A)); provided that, (for the avoidance of doubt, Incremental Revolving Commitments and/or Incremental Term Loan Commitments may be incurred pursuant to this clause (B) prior to utilization of the amount set forth in clause (A) of this sentence.

(b)            The terms and conditions of any Incremental Revolving Commitment and Revolving Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments, Revolving Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Revolving Loans. The Incremental Term Loans (i) shall not mature earlier than the latest of the latest Maturity Date hereunder or any other then existing Incremental Term Loan Maturity Date (but may have amortization and/or customary prepayments prior to such date), (ii) shall have a Weighted Average Life to Maturity that is no shorter than the Weighted Average Life to Maturity of any other then existing Term Loans, (iii) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans and the then existing Term Loans and (iv) shall have the same Guarantees as and shall rank pari passu with respect to the Liens on the Collateral and in right of payment with the Revolving Loans and the then existing Term Loans (except in the case of clause (iii) and (iv) to the extent that the related Incremental Facility Agreement provides for such Incremental Term Loans to be treated less favorably, in which case such Incremental Term Loans shall be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent); provided that (x) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the latest Maturity Date hereunder may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the latest Maturity Date hereunder and (y) the Incremental Term Loans may be priced differently (whether in the form of interest rate margin, upfront fees, original issue discount, call protection or otherwise) than the Revolving Loans and the then existing Term Loans. Any Incremental Term Loan Commitments established pursuant to an Incremental Facility Agreement that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a “Series”) of Incremental Term Loan Commitments and Incremental Term Loans for all purposes of this Agreement. Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder, or provide Incremental Term Loans, at any time.

(c)            The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Borrower, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that (other than with respect to the incurrence of Incremental Term Loans the proceeds of which shall be used to consummate an acquisition permitted by this Agreement for which the Borrower has determined, in good faith, that limited conditionality is reasonably necessary (any such acquisition, a “Limited Conditionality Acquisition”) as to which conditions (i) through (iii) below shall not apply) no Incremental Commitments shall become effective unless:

(i)           no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect (including pro forma effect) to such Incremental Commitments and the making of Loans and issuance of Letters of Credit thereunder to be made on such date;

(ii)          on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, if qualified by materiality or “Material Adverse Effect”, in all respects) on and as of such date;

(iii)         after giving effect to such Incremental Commitments and the making of Loans and other extensions of credit thereunder to be made on the date of effectiveness thereof (and assuming, in the case of any Incremental Revolving Commitments to be made on the date of effectiveness thereof, that such Incremental Revolving Commitments are fully drawn but excluding the proceeds of any such Incremental Commitments for purposes of netting cash and Permitted Investments in the calculation of the Total Net Leverage Ratio), the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.11;

(iv)         the Borrower shall make any payments required to be made pursuant to Section 2.16 in connection with such Incremental Commitments and the related transactions under this Section;

(v)          the Administrative Agent shall have received documents and opinions consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrower to borrower hereunder after giving effect to such increase;

(vi)         any new Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Incremental Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act; and

(vii)        the other conditions, if any, set forth in the applicable Incremental Facility Agreement are satisfied;

provided further that no Incremental Term Loans in respect of a Limited Conditionality Acquisition shall become effective unless (1) as of the date of execution of the definitive acquisition documentation in respect of such Limited Conditionality Acquisition (the “Limited Conditionality Acquisition Agreement”) by the parties thereto, no Default or Event of Default shall have occurred and be continuing or would result from entry into the Limited Conditionality Acquisition Agreement, (2) as of the date of the borrowing of such Incremental Term Loans, no Event of Default under clauses (a), (b), (h), (i) or (j) of Article VII is in existence immediately before or after giving effect (including on a pro forma basis) to such borrowing and to any concurrent transactions and any substantially concurrent use of proceeds thereof, (3) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of the date of execution of the applicable Limited Conditionality Acquisition Agreement by the parties thereto, (4) as of the date of the borrowing of such Incremental Term Loans, customary “Sungard” representations and warranties (with such representations and warranties to be reasonably determined by the Lenders providing such Incremental Term Loans) shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) immediately prior to, and after giving effect to, the incurrence of such Incremental Term Loans and (5) as of the date of execution of the related Limited Conditionality Acquisition Agreement by the parties thereto, the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.11. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section and no consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Commitments or Incremental Term Loan pursuant to this Section 2.20.

(d)            Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder (it being understood that such Incremental Lender shall deliver the documentation required under Section 2.17(f) to the Administrative Agent and the Borrower) and under the other Loan Documents, and (ii) in the case of any Incremental Revolving Commitment, (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Commitment, shall increase) the Revolving Commitment of such Incremental Lender and (B) the total Revolving Commitments shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment.” For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Revolving Credit Exposure of the Incremental Revolving Lender holding such Revolving Commitment, and the Applicable Percentage of all the Lenders, shall automatically be adjusted to give effect thereto.

(e)            On the date of effectiveness of any Incremental Revolving Commitments, each Lender with a Revolving Commitment (immediately prior to giving effect to such Incremental Revolving Commitments) shall assign to each Incremental Revolving Lender holding such Incremental Revolving Commitment, and each such Incremental Revolving Lender shall purchase from each such Lender, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans and participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loans and participations in Letters of Credit will be held by all the Lenders with Revolving Commitments ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of such Incremental Revolving Commitment.

(f)             Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Term Loan Commitment of any Series shall make a loan to the Borrower in an amount equal to such Incremental Term Loan Commitment on the date specified in such Incremental Facility Agreement.

(g)            The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in paragraph (a) above and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Applicable Percentages of the Lenders after giving effect thereto and of the assignments required to be made pursuant to paragraph (e) above.

SECTION 2.21.      Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            fees shall cease to accrue on the unfunded portion of the Commitments of such Defaulting Lender pursuant to Section 2.12(a) or be payable on the unfunded portion of the Commitments of such Defaulting Lender pursuant to Section 2.12(c);

(b)            any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, in the case of any Defaulting Lender that is a Revolving Lender, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder; third, in the case of any Defaulting Lender that is a Revolving Lender, to cash collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) in the case of any Defaulting Lender that is a Revolving Lender, cash collateralize the Issuing Bank’s future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank (in the case of any Defaulting Lender that is a Revolving Lender) as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders of the applicable Class on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders of the applicable Class pro rata in accordance with the applicable Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c)            the Revolving Commitment and Revolving Credit Exposure and the Term Loan Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, except as otherwise provided in Section 9.02, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(d)            if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)           all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Revolving Commitment;

(ii)          if the reallocation described in clause (d)(i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (d)(i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)         if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (d)(ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)         if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (d)(i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) ~~and~~, Section 2.12(b) and Section 2.12(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)          if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e)            so long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(d), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.22.      Extension of Maturity Date.

(a)            The Borrower may, by delivering an Extension Request to the Administrative Agent (who shall promptly deliver a copy to each of the Lenders of the applicable Class), not less than 60 days in advance of the Revolving Credit Maturity Date in effect at such time (the “Existing Revolving Credit Maturity Date”) or the Term Loan Maturity Date in effect at such time (the “Existing Term Loan Maturity Date”; any reference to the “Existing Maturity Date” in this Section 2.22 shall mean the Existing Revolving Credit Maturity Date or the Existing Term Loan Maturity Date, as the context requires), as the case may be, request that the Lenders of the applicable Class extend the applicable Existing Maturity Date to the first anniversary of such Existing Maturity Date. Each Lender of the applicable Class, acting in its sole discretion, shall, by written notice to the Administrative Agent given not later than the date that is the 20th day after the date of the Extension Request, or if such date is not a Business Day, the immediately following Business Day (the “Response Date”), advise the Administrative Agent in writing whether or not such Lender agrees to the requested extension. Each Lender of the applicable Class that advises the Administrative Agent that it will not extend the applicable Existing Maturity Date is referred to herein as a “Non-extending Lender”; provided, that any Lender of the applicable Class that does not advise the Administrative Agent of its consent to such requested extension by the Response Date and any Lender of the applicable Class that is a Defaulting Lender on the Response Date shall be deemed to be a Non-extending Lender in respect of the applicable Extension Request. The Administrative Agent shall notify the Borrower, in writing, of the applicable Lenders’ elections promptly following the Response Date. The election of any Lender to agree to such an extension shall not obligate any other Lender to so agree. The Revolving Credit Maturity Date and the Term Loan Maturity Date may each be extended no more than one time pursuant to this Section 2.22.

(b)            (i) If, by the Response Date, Lenders holding unused Commitments and Credit Exposure of the applicable Class that aggregate 50% or more of the total unused Commitments and Credit Exposure of such Class shall constitute Non-extending Lenders in respect of the applicable Extension Request, then the applicable Existing Maturity Date shall not be extended and the outstanding principal balance of all Loans and other amounts payable hereunder for such Class shall be payable, and the Commitments of such Class shall terminate (to the extent not previously terminated), on the applicable Existing Maturity Date in effect prior to such extension.

(ii) If (and only if), by the Response Date, Lenders holding unused Commitments and Credit Exposure of the applicable Class that aggregate more than 50% of the total Commitments and Credit Exposure of such Class shall have agreed to extend the applicable Existing Maturity Date (each such consenting Lender of such Class, an “Extending Lender”), then effective as of the applicable Existing Maturity Date, the Maturity Date for such Extending Lenders of such Class shall be extended to the first anniversary of such Existing Maturity Date (subject to satisfaction of the conditions set forth in Section 2.22(d)). In the event of such extension, the Commitment (to the extent not previously terminated) of each Non-extending Lender of the applicable Class shall terminate on the applicable Existing Maturity Date in effect for such Non-extending Lender prior to such extension and the outstanding principal balance of all Loans and other amounts payable hereunder for such Class to such Non-extending Lender shall become due and payable on such Existing Maturity Date and, subject to Section 2.22(c) below, the total Commitments (to the extent not previously terminated) of such Class hereunder shall be reduced by the Commitments of the Non-extending Lenders of such Class so terminated on such Existing Maturity Date.

(c)            In the event of any extension of an Existing Maturity Date pursuant to Section 2.22(b)(ii), the Borrower shall have the right on or before the applicable Existing Maturity Date, at its own expense, to require any Non-extending Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights (other than its rights to payments pursuant to Section 2.15, Section 2.16, Section 2.17 or Section 9.03 arising prior to the effectiveness of such assignment) and obligations under this Agreement for the applicable Class of Loans and Commitments to one or more banks or other financial institutions (other than any Ineligible Institution) identified to the Non-extending Lender by the Borrower, which may include any existing Lender (each a “Replacement Lender”); provided that (i) such Replacement Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and the Issuing Bank (such approvals to not be unreasonably withheld) to the extent the consent of the Administrative Agent and the Issuing Bank would be required to effect an assignment under Section 9.04(b), (ii) such assignment shall become effective as of a date specified by the Borrower (which shall not be later than the applicable Existing Maturity Date in effect for such Non-extending Lender prior to the effective date of the requested extension) and (iii) the Replacement Lender shall pay to such Non-extending Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the outstanding principal amount Loans made by it hereunder and all other amounts accrued and unpaid for its account or otherwise owed to it hereunder on such date. Each party hereto agrees that (x) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

(d)            As a condition precedent to each such extension of an Existing Maturity Date pursuant to Section 2.22(b)(ii), the Borrower shall (i) deliver to the Administrative Agent a certificate of the Borrower dated as of the applicable Existing Maturity Date signed by a Responsible Officer of the Borrower certifying that, as of such date, both before and immediately after giving effect to such extension, (A) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (or, if qualified by materiality or “Material Adverse Effect”, in all respects) and (B) no Default shall have occurred and be continuing and (ii) in the case of any extension of the Revolving Credit Maturity Date, first make such prepayments of the outstanding Revolving Loans and second provide such cash collateral (or make such other arrangements satisfactory to the Issuing Bank) with respect to the outstanding Letters of Credit as shall be required such that, after giving effect to the termination of the Revolving Commitments of the Non-extending Lenders pursuant to Section 2.22(b) and any assignment pursuant to Section 2.22(c), the aggregate Revolving Credit Exposure less the face amount of any Letter of Credit supported by any such cash collateral (or other satisfactory arrangements) so provided does not exceed the aggregate amount of Revolving Commitments being extended.

(e)            For the avoidance of doubt, (i) no consent of any Lender (other than the existing Lenders of the applicable Class participating in the extension of the applicable Existing Maturity Date) shall be required for any extension of any Maturity Date pursuant to this Section 2.22 and (ii) the Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions under this Section 2.22 with the consent of the Borrower but without the consent of any other Lenders; provided that any amendments to the scheduled amortization of the Term Loans held by Extending Lenders and any Replacement Lenders shall be subject to the consent of the applicable Extending Lenders and Replacement Lenders.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01.      Organization; Powers; Subsidiaries. Each of the Borrower and its Subsidiaries is duly organized or incorporated, as the case may be, and, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization or incorporation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and (to the extent the concept is applicable in such jurisdiction) is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification is required. Schedule 3.01 of the Disclosure Letter (as supplemented from time to time) identifies each Subsidiary, noting whether such Subsidiary is a Material Domestic Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable (as such term is determined under applicable law) and all such shares and other equity interests indicated on Schedule 3.01 of the Disclosure Letter as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or any Subsidiary free and clear of all Liens, other than Liens created under the Loan Documents and Liens permitted by Section 6.02. As of the Effective Date, there are no outstanding commitments or other obligations of the Borrower or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Borrower or any Subsidiary.

SECTION 3.02.      Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and, subject to the Legal Reservations, constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), liquidation, composition, compromise, assignment, examinership, Rescue Process, suspension of payments, dissolution, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.      Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings, registrations or Perfection Requirements necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any material order of any Governmental Authority binding upon the Borrower or any of its Subsidiaries, (c) will not violate or result in a default under any Exclusive License, indenture, material agreement or other material instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, other than Liens created under the Loan Documents.

SECTION 3.04.     Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2021 reported on by BDO USA, LLP, independent public accountants and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2022, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)            Since December 31, 2021, there has been no material adverse change in the business, assets, results of operations or financial condition of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05.      Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or (to the knowledge of the Borrower) valid leasehold interests in, all its real and personal property (excluding intellectual property, which is considered in Section 3.05(b)) material to its business, except as could not reasonably be expected to have a Material Adverse Effect.

(b)            Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.      Litigation, Environmental and Labor Matters. (a) There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)            Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any pending or threatened claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)            There are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to their knowledge, threatened that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect. All material payments due from the Borrower or any of its Subsidiaries, or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Borrower or such Subsidiary, except to the extent that the failure to do so has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which the Borrower or any of its Subsidiaries is bound.

SECTION 3.07.      Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Material Exclusive License Agreement Default has occurred.

SECTION 3.08.      Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.      Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.      ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.     Disclosure. (a) The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written on formally presented information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (taken as a whole and as modified or supplemented by other information so furnished and other than projections, budgets, forecasts, estimates and other forward looking information or information of a general economic or industry specific nature) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)            As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.

SECTION 3.12.      Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Margin Stock constitutes less than twenty-five percent (25%) of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

SECTION 3.13.      Liens. There are no Liens on any of the real or personal properties of the Borrower or any Subsidiary except for Liens permitted by Section 6.02.

SECTION 3.14.      No Default. No Default or Event of Default has occurred and is continuing.

SECTION 3.15.     No Burdensome Restrictions. The Borrower is not subject to any Burdensome Restrictions except as otherwise permitted under Section 6.08.

SECTION 3.16.      Solvency.

(a)            The Borrower and its Subsidiaries, taken as a whole, are Solvent and will be Solvent.

(b)            The Borrower does not intend to, nor will it permit any of its Subsidiaries to, and the Borrower does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.17.      Insurance. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.18.      Security Interest in Collateral. The provisions of the Security Agreement, subject to the Perfection Requirements and to the extent it has been executed and delivered by the parties thereto and is then in effect, will create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and (i) when the Collateral constituting certificated securities (as defined in the UCC) is delivered to the Administrative Agent, together with instruments of, transfer duly endorsed in blank, the Liens under the Security Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, (ii) when a copyright security agreement is executed and delivered to the Administrative Agent and filed with the U.S. Copyright Office the Liens under the Security Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in the copyright listed thereto, (iii) when a trademark security agreement or a patent security agreement is executed and delivered to the Administrative Agent and the financing statements referenced in clause (iv) below have been filed, the Liens under the Security Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in the patents and trademarks listed thereto, and (iv) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral covered by the Security Agreement to the extent perfection can be obtained by filing UCC financing statements, in each case, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Liens permitted by Section 6.02 to the extent such Liens would have priority by operation of applicable law or contract, (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral and (c) certain items of Collateral located in or otherwise subject to foreign law where the grant of a Lien or priority and perfection thereof in accordance with the UCC may not be recognized or enforceable.

SECTION 3.19.      Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that could reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other Transactions will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.20.      Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

SECTION 3.21.      Plan Assets; Prohibited Transactions. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the Transactions, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 3.22.      Representations as to Designated Foreign Guarantors.

(a)            Each Designated Foreign Guarantor is subject to civil, commercial and common laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to any Designated Foreign Guarantor, the “Applicable Foreign Loan Party Documents”), and the execution, delivery and performance by any Designated Foreign Guarantor of the Applicable Foreign Loan Party Documents to which it is a party constitute and will constitute private and commercial acts and not public or governmental acts. No Designated Foreign Guarantor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Designated Foreign Guarantor is organized and existing in respect of its obligations under the Applicable Foreign Loan Party Documents to which it is a party.

(b)            The Applicable Foreign Loan Party Documents to which any Designated Foreign Guarantor is a party are in proper legal form under the laws of the jurisdiction in which such Designated Foreign Guarantor is duly incorporated, organized and validly existing for the enforcement thereof against such Designated Foreign Guarantor under the laws of such jurisdiction (or such other law as shall be specified in such documents), and, subject to the Legal Reservations and Perfection Requirements, to ensure the legality, validity, enforceability (except in respect of Subsidiaries incorporated in jurisdictions other than England and Wales, as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally), priority and admissibility in evidence of such Applicable Foreign Loan Party Documents.

(c)            There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which any Designated Foreign Guarantor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Loan Party Documents to which such Designated Foreign Guarantor is a party or (ii) on any payment to be made by such Designated Foreign Guarantor pursuant to the Applicable Foreign Loan Party Documents to which it is a party, except as has been disclosed to the Administrative Agent.

(d)            The execution, delivery and performance of the Applicable Foreign Loan Party Documents executed by any Designated Foreign Guarantor are, under applicable foreign exchange control regulations of the jurisdiction in which such Designated Foreign Guarantor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

SECTION 3.23.      UK Pensions: With respect only to Subsidiaries of the Borrower incorporated in the United Kingdom, (i) neither the Borrower nor any of its Subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pension Schemes Act 1993); and (ii) neither it nor any of its Subsidiaries is or has at any time been "connected" with or an "associate" of (as those terms are used in sections 38 and 43 of the UK Pensions Act 2004) such an employer.

ARTICLE IV

Conditions

SECTION 4.01.      Effective Date. The obligations of the Lenders to make and/or re-evidence Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)            The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other legal opinions, certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.

(b)            The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Cooley LLP, counsel for the Loan Parties covering such matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c)            The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.

(d)            The Administrative Agent and Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including USA PATRIOT Act, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party to the extent requested prior to the Effective Date.

(e)            The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f)            The Administrative Agent shall have received the audited financial statements, unaudited quarterly financial statements of the Borrower referred to in Section 3.04(a) and satisfactory financial statement projections through and including the Borrower’s 2025 fiscal year.

(g)            The Administrative Agent shall have received, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (f) shall be deemed to be satisfied).

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.      Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (for the avoidance of doubt, excluding any conversion or continuation of any Loans that does not increase the principal amount of such Loans), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)            The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (or, if qualified by materiality or “Material Adverse Effect”, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, and after giving effective thereto and the other Transactions to occur on such date, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (or, if qualified by materiality or “Material Adverse Effect”, in all respects) as of such earlier date.

(b)            At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, and the other Transactions to occur ~~on such date~~in connection therewith (including all anticipated uses of proceeds of any such Borrowing), no Default or Event of Default shall have occurred and be continuing.

(c)            At the time of and after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, and the other Transactions to occur in connection therewith (including all anticipated uses of proceeds of any such Borrowing) the Borrower shall be in compliance with the covenant set forth in Section 6.11(a).

(d)            The Restricted Period shall not be in effect.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) ~~and~~through (~~b~~d) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full (other than Obligations expressly stated to survive such payment and termination) and all Letters of Credit shall have expired or terminated, in each case, without any pending draw (or shall have been cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Administrative Agent), and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.      Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a)            (~~a) (~~x) with respect to the fiscal year of the Borrower ended December 31, 2023, no later than ~~July 31~~September 30, 2024 and (y) within ninety (90) days after the end of each other fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by ~~BDO USA~~Ernst & Young, LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than, in the case of the audit for the fiscal year ending December 31, 2023, solely as a result of the amortization schedule for the Term Loans hereunder or the impending maturity of the Obligations), and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)            (i) (x) with respect to the fiscal quarters of the Borrower ended September 30, 2023 ~~and~~, March 31, 2024 and June 30, 2024, in each case, no later than ~~July 31~~September 30, 2024 and (y) with respect to each other of the first three fiscal quarters of each fiscal year of the Borrower, within forty-five (45) days after the end of each such fiscal quarter, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; ~~and~~

(ii) no later than ~~July 31~~September 30, 2024, a restatement of the financial statements previously delivered pursuant to Section 5.01(b) of this Agreement for the fiscal quarter ended June 30, 2023, certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, for the avoidance of doubt, accompanied by a certificate satisfying the requirements of Section 5.01(c) for such fiscal quarter;

(c)            concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11 (commencing with the fiscal quarter of the Borrower ended September 30, 2022, and in the case of the fiscal quarter ended September 30, 2022, calculated after giving effect on a pro forma basis to the Transactions to occur on the Effective Date), (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) identifying the Material Domestic Subsidiaries and (v) attaching updates to Exhibits to the Security Agreement;

(d)            not later than the ~~fifth~~first (~~5th~~1st) Business Day of each calendar ~~month~~week beginning with the calendar ~~month~~week ended ~~May 31~~August 9, 2024, a report setting forth the ~~liquidity~~Liquidity and debt positions of the Borrower and its Subsidiaries as of the last day of ~~such calendar month, in such detail and together with such supporting information as the Administrative Agent may reasonably require,~~ the immediately preceding calendar week, accompanied by a certificate of a Financial Officer of the Borrower setting forth reasonably detailed calculations demonstrating compliance with Section 6.11(a) (and, to the extent requested by the Administrative Agent, the Borrower shall participate and cause ~~their~~its key management personnel to participate in meetings with the Administrative Agent and Lenders in connection with the foregoing ~~(as well as in connection with the similar report delivered for the calendar month ended April 30, 2024 as a condition to the effectiveness of Amendment No. 3 to this Agreement)~~, which meetings shall be held, not more frequently than bi-weekly, at such times and such places (and may be telephonic or virtual) as may be reasonably requested by the Administrative Agent);

(e)            [reserved];

(f)            as soon as available, but in any event not more than twenty (20) days after the end of each fiscal month of the Borrower, commencing with the fiscal month ending July 31, 2024:

(i)            a cash flow report as of the end of and for such fiscal month, setting forth any variance as compared, in similar detail, to the cash flow projections furnished pursuant to clause (ii) below (or, in the case of the fiscal month ending July 31, 2024, as compared to the cash flow projections furnished in connection with the Fourth Amendment) for such fiscal month;

(ii)            a copy of cash flow projections (including detail regarding cash receipts and cash uses) for the Borrower and its Subsidiaries for each month through the Maturity Date; and

(iii)            a detailed report of accounts receivable owing from customers with pull-forward programs, net of any related payables;

(g)            ~~(e)~~ as soon as available, but in any event not more than sixty (60) days after the end of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Borrower for each quarter of the upcoming fiscal year in form reasonably satisfactory to the Administrative Agent;

(h)            ~~(f)~~ promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (excluding filings subject to confidential treatment) filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(i)            ~~(g)~~ promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to clauses (a), (b) or (~~e~~h) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the filing of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents upon written request by Administrative Agent. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by clause (c) of this Section 5.01 to the Administrative Agent.

SECTION 5.02.      Notices of Material Events. The Borrower will, upon knowledge thereof by a Responsible Officer, furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)            the occurrence of any Default;

(b)            the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)            the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)            (i) the occurrence of any default (whether matured or unmatured) under any Material Exclusive License Agreement, together with a reasonable description of such default, (ii) any material amendment, restatement, modification, supplement or waiver in respect of, or material notice delivered pursuant to, any Material Exclusive License Agreement, together with copies thereof and (iii) the existence of any material claims, disputes or other disagreements of any nature, whether actual or threatened, in respect of, involving or otherwise affecting any Material Exclusive License Agreement, together with a reasonable description thereof; and

(e)            any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Information required to be delivered pursuant to clause (b) of this Section 5.02 may be delivered by the Borrower’s reference to or one or more annual or quarterly or other periodic reports containing such information shall have been posted by the Administrative Agent on an IntraLinks or similar website to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section 5.02 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.03.      Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that (i) the foregoing shall not prohibit any merger, consolidation, reorganization, liquidation or dissolution permitted under Section 6.03 and (ii) neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, license, permit, privilege, franchise, patent, copyright, trademark, trade name or other intellectual property rights which in the reasonable good faith determination of the Borrower or such Subsidiary are not material to the conduct of the business of the Borrower or its Subsidiaries.

SECTION 5.04.      Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.     Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable carriers (i) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required pursuant to the Collateral Documents. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. The Borrower shall deliver to the Administrative Agent or confirm the continuing effectiveness of endorsements (x) to all “All Risk” physical damage insurance policies on all of the tangible personal property and assets insurance policies of the Borrower and the Subsidiary Guarantors naming the Administrative Agent as lender loss payee, and (y) to all general liability and other liability policies of the Borrower and the Subsidiary Guarantors naming the Administrative Agent an additional insured. In the event the Borrower or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement. The Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.06.      Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and applicable law are made of all material dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (pursuant to a request made through the Administrative Agent), at reasonable times, upon reasonable prior notice (but not more than once annually if no Event of Default shall exist), to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Borrower and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders. Notwithstanding anything to the contrary in this Section 5.06, neither the Borrower nor any of its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any designated representative) is then prohibited by law, rule or regulation or any agreement binding on the Borrower or any of its Subsidiaries or (iii) is subject to attorney client or similar privilege or constitutes attorney work product.

SECTION 5.07.      Compliance with Laws and Material Contractual Obligations. The Borrower will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08.     Use of Proceeds. The proceeds of the Loans will be used only to finance the working capital needs, and for general corporate purposes, of the Borrower and its Subsidiaries in the ordinary course of business or otherwise in connection with transactions permitted by the terms of this Agreement (including, without limitation, for Permitted Acquisitions and permitted share repurchases); provided that “Loans” borrowed under (and as defined in) the Existing Credit Agreement and re-evidenced hereby have been used as provided in the Existing Credit Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto. The Borrower will not permit at any time proceeds of the Loans borrowed under this Agreement to exceed those required to meet its and its Subsidiaries expected near-term obligations and expenses, taking into account unrestricted cash on hand and expected near term receipts.

SECTION 5.09.      Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances.

(a)            As promptly as possible but in any event within forty five (45) days (or such later date as may be agreed upon by the Administrative Agent) after any Person qualifies independently as, or is designated by the Borrower or the Administrative Agent as, a Material Domestic Subsidiary pursuant to the definition of “Material Domestic Subsidiary”, the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Subsidiary (other than any CFC Holding Company or any Subsidiary of any CFC or CFC Holding Company) which also qualifies as a Material Domestic Subsidiary to deliver to the Administrative Agent a joinder to the Subsidiary Guaranty and the Security Agreement (in each case in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, such Subsidiary Guaranty and the Security Agreement to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions as may be reasonably requested by, and in form and substance reasonably satisfactory to the Administrative Agent and its counsel. For the avoidance of doubt, except as provided in Section 5.09(f) below, no CFC or CFC Holding Company (or any subsidiary of any CFC or CFC Holding Company) shall, by joinder or otherwise, become party to the Subsidiary Guaranty or the Security Agreement or otherwise be bound by the terms and provisions thereof.

(b)            The Borrower will cause, and will cause each other Loan Party to cause, all of its owned property (whether personal, tangible, intangible, or mixed, but excluding the Excluded Assets) to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with, and to the extent required by, the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02. The Borrower will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests of each Pledge Subsidiary (other than the Excluded Assets) directly owned by the Borrower or any other Loan Party to be subject at all times to a first priority perfected Lien, subject in any case to Liens permitted by Section 6.02, in favor of the Administrative Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other pledge and security documents as the Administrative Agent shall reasonably request. Notwithstanding the foregoing, no such pledge agreement in respect of the Equity Interests of a Foreign Subsidiary (other than the Applicable Pledge Percentage of the Equity Interests of a Designated Foreign Guarantor or a Subsidiary directly owned by a Designated Foreign Guarantor) shall be required hereunder to the extent the Administrative Agent or its counsel determines that such pledge would not provide material credit support for the benefit of the Secured Parties pursuant to legally valid, binding and enforceable pledge agreements.

(c)            Subject to the restriction in Section 5.09(a) and (b), the Borrower will, and will cause each applicable Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Borrower.

(d)            If any assets are acquired by a Loan Party after the Effective Date (other than the Excluded Assets and assets constituting Collateral under the Security Agreement that become subject to the Lien under the Security Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent thereof in accordance with the terms of the Collateral Documents, and, if requested by the Administrative Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Borrower.

(e)            Notwithstanding anything to the contrary herein or in any other Loan Document, no Loan Party shall have any obligation to (i) perfect any security interest or lien in any intellectual property included in the Collateral in any jurisdiction other than in the United States (or, with respect to any Grantor that is a Designated Foreign Guarantor, the United States and such Grantor’s jurisdiction or incorporation or formation); provided, however, that upon the reasonable request of the Administrative Agent and in consultation with the Borrower, the Administrative Agent may make additional filings or recordations to perfect or protect its Lien in intellectual property of such Grantor that is material to the business of the Borrower and its Subsidiaries, on a consolidated basis, in any jurisdiction where any Designated Foreign Guarantor is incorporated or formed, or, if applicable, in an international registry under the World Intellectual Property Organization (WIPO) or (ii) to obtain any landlord waivers, estoppels or collateral access letters.

(f)             Notwithstanding anything to the contrary herein or in any other Loan Document, the Borrower may from time to time elect to cause any Foreign Subsidiary organized in a jurisdiction reasonably acceptable to the Administrative Agent to be a Designated Foreign Guarantor upon written notice to the Administrative Agent. Promptly following receipt of any such notice, the Administrative Agent shall advise each Lender of the details thereof. Following such election, the Borrower shall cause such Foreign Subsidiary to become a Loan Party and a Subsidiary Guarantor in accordance with this Section 5.09 as though such Subsidiary were a newly acquired or formed Material Domestic Subsidiary, mutatis mutandis, and upon (i) the satisfaction of such requirements under Sections 5.09(a) and (b) with respect to such Foreign Subsidiary and its assets, (ii) the effectiveness of the applicable joinders to the Subsidiary Guaranty and the Security Agreement and any other customary local law governed Collateral Documents necessary or reasonably requested by the Administrative Agent to grant and perfect the Liens contemplated hereby, and (iii) receipt by the Administrative Agent and the Lenders of such information and documentation reasonably requested thereby for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation, such Foreign Subsidiary shall constitute a Subsidiary Guarantor and a Loan Party hereunder.

SECTION 5.10.      Plan for Payment in Full. The Borrower shall, no later than January 6, 2025, use commercially reasonable efforts to deliver to the Administrative Agent (a) a fully executed, valid, binding and enforceable commitment letter from a financial institution or other investment fund party engaged in the business of lending in the ordinary course of its business, which debt commitment letter (x) provides for an anticipated closing date of not later than March 31, 2025 and sufficient commitments and loans (together with the sale proceeds pursuant to clause (b) below) to effect a Payment in Full of the Secured Obligations on or prior to such date, and (y) provides that the use of proceeds from the loans and commitments under the facility or facilities contemplated thereby shall be applied on the effective date of such facility or facilities to, among other things, effect Payment in Full of the Secured Obligations (it being understood that such commitment letter may not be terminated or amended, restated, supplemented or otherwise modified in a manner that contravenes the requirements of this Section 5.10) and/or (b) a fully executed, valid, binding and enforceable purchase agreement for the sale of certain assets and/or Equity Interests identified in writing to the Administrative Agent and Lenders prior to the Fourth Amendment Effective Date, which purchase agreement (x) provides for an anticipated closing date of not later than March 31, 2025 and sufficient proceeds (together with the loan proceeds in clause (a) above) to effect a Payment in Full of the Secured Obligations on or prior to such date, and (y) provides that the use of proceeds from the sale contemplated thereby shall be applied on the closing date of such purchase agreement to, among other things, effect Payment in Full of the Secured Obligations (it being understood that such purchase agreement may not be terminated or amended, restated, supplemented or otherwise modified in a manner that contravenes the requirements of this Section 5.10).

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full (other than Obligations expressly stated to survive such payment and termination) and all Letters of Credit have expired or terminated, in each case, without any pending draw (or shall have been cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Administrative Agent), and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.      Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)            the Secured Obligations;

(b)            Indebtedness existing on the date hereof and set forth in Schedule 6.01 of the Disclosure Letter and any Permitted Refinancing Indebtedness in respect thereof;

(c)            Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to the limitations set forth in Section 6.04(d);

(d)            Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;

(e)            Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction, repair, replacement, lease or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness is incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction, repair, replacement, lease or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $10,000,000 at any time outstanding;

(f)             Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit;

(g)            Indebtedness of any Person that becomes a Subsidiary after the date hereof (and any Permitted Refinancing Indebtedness in respect of this clause (g)), so long as (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) at the time of such Person becoming a Subsidiary (and, assuming for purposes of this clause (g) that such Indebtedness of such Person was originally incurred at such time, at the time of the incurrence of such Indebtedness) and immediately after giving effect (including pro forma effect) thereto, (A) in respect of any such Indebtedness of such Subsidiary that is not a Loan Party, the aggregate outstanding principal amount of all such Indebtedness of all Subsidiaries that are not Loan Parties in reliance on this clause (g), when taken together with Indebtedness incurred in reliance on Section 6.01(q), does not exceed 10% of Consolidated Total Assets (determined as of the last day of the most recent fiscal quarter for which financial statements are available (or, prior to such financial statements being available, the last day of the last fiscal quarter included in the financial statements referred to in Section 3.04(a))) and (B) in respect of any such Indebtedness of such Subsidiary that is a Loan Party, the Senior Secured Net Leverage Ratio is less than or equal to 2.50 to 1.00 (excluding the proceeds of any such Indebtedness for purposes of netting cash and Permitted Investments in the foregoing calculation of the Senior Secured Net Leverage Ratio); provided that no Indebtedness shall be created, incurred or assumed pursuant to this clause (g) at any time after the Fourth Amendment Effective Date;

(h)            Indebtedness in respect of Banking Services;

(i)             Indebtedness under bid bonds, performance bonds, surety bonds and similar obligations, in each case, incurred by the Borrower or any of its Subsidiaries in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such bid bonds, performance bonds, surety bonds and similar obligations;

(j)             Indebtedness any purchase price adjustment, royalty, earnout, Milestone Payment or contingent payment of a similar nature incurred in connection with a Permitted Acquisition to the extent the amount thereof is no longer contingent and is fully determinable;

(k)            Indebtedness arising from agreements providing for indemnification for obligations not constituting Indebtedness, or from guaranties, surety bonds or performance bonds securing the performance of the Borrower or any of its Subsidiaries pursuant to such agreements, in connection with Permitted Acquisitions, other Investments or acquisitions permitted hereunder or dispositions permitted by Section 6.03;

(l)             Indebtedness representing installment insurance premiums owing in the ordinary course of business;

(m)            unsecured Indebtedness arising out of judgments not constituting an Event of Default under clause (k) of Article VII;

(n)            Indebtedness of the Borrower or any Subsidiary in respect of Swap Agreements permitted by Section 6.05;

(o)            Permitted Debt (and any Permitted Refinancing Indebtedness in respect of this clause (o)) so long as at the time of and immediately after giving effect (including pro forma effect) to the incurrence of such Permitted Debt and the use of proceeds thereof (i) the Total Net Leverage Ratio is less than or equal to 3.25 to 1.00 (excluding the proceeds of any such Indebtedness for purposes of netting cash and Permitted Investments in the foregoing calculation of the Total Net Leverage Ratio) and (ii) no Default or Event of Default shall have occurred and be continuing or shall result therefrom; provided that no Indebtedness shall be created, incurred or assumed pursuant to this clause (o) during the Restricted Period;

(p)            Indebtedness in the form of an intercompany note issued in connection with a Permitted Acquisition involving a tender offer followed by a short form merger (i.e. a statutory short form merger that requires no further approvals to consummate); provided that (i) such short form merger is consummated within five (5) Business Days of the incurrence of such Indebtedness and (ii) not later than three (3) Business Days after consummation of the related short form merger, such Indebtedness (x) is extinguished or retired or (y) otherwise becomes a permitted Investment;

~~(q) Indebtedness of Foreign Subsidiaries (other than Designated Foreign Guarantors), and guarantees thereof by Foreign Subsidiaries (other than Designated Foreign Guarantors), in respect of local lines of credit, letters of credit, bank guarantees and similar extensions of credit, in an aggregate principal amount not to exceed, when taken together with Indebtedness incurred in reliance on the basket under Section 6.01(g)(ii)(A), does not exceed 10% of Consolidated Total Assets (determined as of the last day of the most recent fiscal quarter for which financial statements are available (or, prior to such financial statements being available, the last day of the last fiscal quarter included in the financial statements referred to in Section 3.04(a))); and~~

(q)            [reserved]; and

(r)             unsecured Indebtedness in an aggregate principal amount not exceeding $~~50,000,000~~1,000,000 at any time outstanding.

SECTION 6.02.      Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)            Liens created pursuant to any Loan Document;

(b)            Permitted Encumbrances and Liens on Borrower Margin Stock;

(c)             any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02 of the Disclosure Letter and any modifications, renewals and extensions thereof and any Lien granted as a replacement or substitute therefor; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary other than improvements thereon or proceeds from the disposition of such property or asset and (ii) such Lien shall secure only those obligations which it secures on the date hereof any Permitted Refinancing Indebtedness in respect thereof (other than as permitted by Section 6.01);

(d)             any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary and any replacements, modifications, renewals and extensions thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary (other than, in the case of any such merger or consolidation, the assets of any Subsidiary without significant assets that was formed solely for the purpose of effecting such acquisition) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any Permitted Refinancing Indebtedness in respect thereof to the extent permitted by Section 6.01(g);

(e)             Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii)  the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary; provided further that in the event Indebtedness under Section 6.01(e) is owed to any Person with respect to financing under a single credit facility of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person under such credit facility;

(f)            Liens with respect to property or assets of the Borrower or any Subsidiary securing Permitted Debt; provided that (i) such Liens secure only Permitted Debt permitted by clause (o) of Section 6.01 ~~and~~, (ii) such Permitted Debt shall be secured only by a Lien on the Collateral and on a pari passu or subordinated basis with the Obligations and shall be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent and (iii) no Liens shall be created, incurred or assumed pursuant to this clause (f) at any time after the Fourth Amendment Effective Date;

(g)            dispositions of assets not prohibited by Section 6.03 and in connection therewith, customary rights and restrictions contained in agreements relating to such dispositions pending the completion thereof, or in the case of a license, during the term thereof and any option or other agreement to dispose any asset not prohibited by Section 6.03;

(h)            Liens on earnest money deposits of cash or cash equivalents made, or escrow or similar arrangements entered into, in connection with any Permitted Acquisition or other Investment permitted pursuant to Section 6.04;

(i)             Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with Borrower or any Subsidiary in the ordinary course of business;

(j)             Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business;

(k)            Liens on the assets of Foreign Subsidiaries (other than Designated Foreign Guarantors) that secure only Indebtedness or other obligations of such Foreign Subsidiaries permitted hereunder;

(l)             Liens on insurance policies and the proceeds thereof securing Indebtedness permitted by Section 6.01(l);

(m)            Liens on securities that are the subject of repurchase agreements permitted hereunder;

(n)            Liens (i) consisting of deposits or advances made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Permitted Acquisition or Investment permitted under Section 6.04 or (ii) consisting of an option or agreement to dispose of any property permitted to be sold pursuant to Section 6.03;

(o)            Liens on any assets held by a trustee (i) under any indenture or other debt instrument where the proceeds thereof of the securities issued thereunder are held in escrow pursuant to customary escrow arrangements pending the release thereof, and (ii) under any indenture pursuant to customary discharge, redemption or defeasance provisions; and

(p)            Liens on assets of the Borrower and its Subsidiaries not otherwise permitted above so long as the aggregate principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed $~~5,000,000~~1,000,000.

SECTION 6.03.     Fundamental Changes and Asset Sales. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease, Exclusively License or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (including pursuant to a Sale and Leaseback Transaction), or any of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, the following shall be permitted:

(i)             any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation;

(ii)            any Person (other than the Borrower) may merge into a Loan Party in a transaction in which the surviving entity is such Loan Party (provided that any such merger involving the Borrower must result in the Borrower as the surviving entity) and any Person that is not a Loan Party may merge into any other Subsidiary that is not a Loan Party;

(iii)            the Borrower may sell, transfer, lease or otherwise dispose of its assets to a Loan Party, any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to a Loan Party and any Subsidiary that is not a Loan Party may sell, transfer, lease or otherwise dispose of its assets to any other Subsidiary that is not a Loan Party;

(iv)            the Borrower and its Subsidiaries may (A) sell inventory in the ordinary course of business, (B) effect sales, trade-ins or dispositions of used equipment for value in the ordinary course of business, (C) enter into non-exclusive licenses of technology in the ordinary course of business, (D) enter into leases, subleases and non-Exclusive Licenses or sublicenses of property to other Persons in the ordinary course of business not materially interfering with the business of Borrower and the Subsidiaries taken as a whole, (E) make any other sales, transfers, leases or dispositions of assets (excluding sales, transfers, leases or dispositions of income or revenues, including accounts receivable), or any grants of Exclusive Licenses, the book value of which, together with the book value of all other assets of the Borrower and its Subsidiaries previously transferred, leased, sold or disposed of (but excluding any such assets that have been Exclusively Licensed) in reliance upon this clause (E) during any fiscal year of the Borrower, does not exceed an amount equal to ~~7.5% of Consolidated Total Assets~~$500,000 during any fiscal year of the Borrower (determined as of the last day of the most recent fiscal year for which financial statements have been delivered pursuant to Section 5.01(a) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a), the most recent financial statements referred to in Section 3.04(a)(i))); provided that all sales, transfers, leases and other dispositions permitted under this clause (E) shall be made for fair value and for at least 75% cash consideration; provided further that ~~for the purposes of this clause (E),the following consideration shall be deemed to be cash consideration (1) any Permitted Investments, (2) any consideration arising from the assumption of liabilities other than Indebtedness and (3) any contingent or deferred consideration payable in cash or cash equivalents; provided further that~~ any Exclusive License shall (1) be accretive to Consolidated EBITDA in the Borrower’s reasonable determination and (2) upon consummation of any Material Exclusive License Agreement, be subject to the same terms and conditions under this Agreement in respect of any other Material Exclusive License Agreement; ~~and~~ (F) assign, cancel, abandon or otherwise dispose of immaterial intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole; and (G) dispose of certain assets and/or Equity Interests identified in writing to the Administrative Agent and Lenders prior to the Fourth Amendment Effective Date; provided that all sales, transfers, leases and other dispositions permitted under this clause (G) shall be made for fair value and for 100% cash consideration; provided further that for the purposes of this clause (G), any contingent or deferred consideration in the form of purchase price adjustments, royalty or milestone payments, earnouts or any other deferred payment of a similar nature (but excluding seller notes), in each case, that are required to be in cash when due shall be deemed to be cash consideration;

(v)            the Borrower and its Subsidiaries may sell, transfer or otherwise dispose of non-core assets acquired in a Permitted Acquisition; provided that such sales shall be consummated within two years of the consummation of such Permitted Acquisition; provided, further that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower) and (ii) no less than 75% of such consideration shall be paid in cash; ~~provided that for purposes of this clause (ii), the following consideration shall be deemed to be cash consideration: (A) Permitted Investments, (B) any consideration arising from the assumption of liabilities other than Indebtedness and (C) any contingent or deferred consideration payable in cash or cash equivalents;~~

(vi)            (x) the discount or sale, in each case without recourse and in the ordinary course of business, of past due receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables)~~;~~ and (y) the discount (but not sale) at a fair market price and in the ordinary course of business, of other receivables arising in the ordinary course of business, but only in connection with the collection thereof pursuant to an accelerated payment program consistent with customary industry practice (and not as part of any financing of receivables);

(vii)          Liens permitted by Section 6.02 (other than by reference to this Section 6.03 or any clause hereof);

(viii)         Investments permitted by Section 6.04 (other than by reference to this Section 6.03 or any clause hereof);

(ix)            dispositions of property as a result of a casualty event involving such property or any disposition of real property to a Governmental Authority as a result of a condemnation of such real property;

(x)             dispositions of investments in joint ventures, to the extent required by, or made pursuant to customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements entered into in connection with an Investment permitted hereunder;

(xi)            disposition of cash and Permitted Investments in the ordinary course of business as consideration for goods and services or other transactions permitted under or not prohibited by this Agreement;

(xii)           settlement or termination of Swap Agreements;

(xiii)          any disposition of property in respect of which the fair market value of such property and the consideration payable to the Borrower or any of its Subsidiaries is equal to or less than $1,000,000;

(xiv)           the surrender, waiver or settlement of contractual rights in the ordinary course of business, or the surrender, waiver or settlement of claims and litigation claims (whether or not in the ordinary course of business);

(xv)            (i) dispositions of Borrower Margin Stock and (ii) dispositions of Equity Interests in any Subsidiary acquired in connection with any a Permitted Acquisition prior to the time of such Subsidiary becoming a wholly-owned Subsidiary, in each case pursuant to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of such Subsidiary, so long as such rights, plans, warrants, options or other securities were not entered into or issued in connection with or in contemplation of such person becoming a Subsidiary;

(xvi)          [Reserved];

(xvii)         any Subsidiary that is not a Loan Party may liquidate, reorganize or dissolve if the Borrower determines in good faith that such liquidation, reorganization or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

provided that (x) any such merger or consolidation involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 6.04 ~~and~~, (y) notwithstanding any of the foregoing, in no event shall any Loan Party sell, transfer, lease, Exclusively License or otherwise dispose of (in one transaction or in a series of transactions) any intellectual property to any Affiliate other than another Loan Party~~.~~ and (z) Net Cash Proceeds of any disposition pursuant to this Section 6.03 shall be immediately applied to repay the Obligations to the extent required by Section 2.11 and, pending any such immediate application and repayment, shall be deposited in, and continuously held in, Controlled Deposit Accounts maintained at the Administrative Agent.

(b)            The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related or ancillary thereto or similar or complementary thereto or reasonable extensions thereof.

(c)            The Borrower will not, nor will it permit any of its Subsidiaries to, change its fiscal year from the basis in effect on the Effective Date; except to conform the fiscal year end of its Subsidiaries to the year end of the Borrower.

SECTION 6.04.      Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly-owned Subsidiary prior to such merger or consolidation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit, division, product line (including rights in respect of any drug or pharmaceutical product pursuant to a Drug Acquisition or otherwise) or line of business of such Person, or acquire an Exclusive License of rights to a drug or other product line of any Person (each of the foregoing transactions, an “Investment”), except:

(a)            Permitted Investments;

(b)            (i) Permitted Acquisitions and (ii) any Investments made substantially concurrently with the consummation of a Permitted Acquisition in any Subsidiary solely for the purpose of transferring the consideration needed to finance such Permitted Acquisition to such Subsidiary; provided that no Acquisitions or Investments shall be made pursuant to this clause (b) from and after the Fourth Amendment Effective Date;

(c)            Investments by the Borrower and its Subsidiaries existing on the date hereof in the capital stock of its Subsidiaries and any modification, replacement, reinvestment, renewal or extension thereof to the extent not involving any additional net Investment;

(d)            Investments, loans or advances or capital contributions made by the Borrower in or to any Subsidiary and made by any Subsidiary in or to the Borrower or any other Subsidiary (provided that not more than the greater of (i) $25,000,000 and (ii) 10% of Consolidated Total Assets (determined as of the last day of the most recent fiscal quarter for which financial statements are available (or, prior to any such financial statements being available, the last day of the last fiscal quarter included in the financial statements referred to in Section 3.04(a))) in Investments, loans or advances or capital contributions may be made and remain outstanding, at any time, by Loan Parties to Subsidiaries which are not Loan Parties; provided, however that no Investments, loans or advances or capital contributions shall be made by Loan Parties to Subsidiaries which are not Loan Parties pursuant to this clause (d) from and after the Fourth Amendment Effective Date);

(e)            Guarantees constituting Indebtedness permitted by Section 6.01;

(f)             any other Investment, loan or advance (other than Acquisitions unless meeting the requirements set forth in the definition of Permitted Acquisition) so long as the aggregate outstanding amount of all such Investments, loans and advances under this clause (f) does not exceed the greater of (i) $25,000,000 and (ii) 10% of Consolidated Total Assets (determined as of the last day of the most recent fiscal quarter for which financial statements are available (or, prior to any such financial statements being available, the last day of the last fiscal quarter included in the financial statements referred to in Section 3.04(a))); provided that no Investments, loans or advances shall be made pursuant to this clause (f) from and after the Fourth Amendment Effective Date;

(g)            Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h)            Investments made as a result of the receipt of non-cash consideration from a disposition of any asset in compliance with Section 6.03;

(i)             payroll, travel and similar advances to directors, officers and employees of the Borrower or any Subsidiary that are made in the ordinary course of business in an aggregate amount not to exceed $5,000,000 in any fiscal year;

(j)             extensions of trade credit in the ordinary course of business;

(k)            Investments of any Person in existence at the time such Person becomes a Subsidiary; provided that such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary and any modification, replacement, renewal or extension thereof;

(l)             any customary upfront, milestone, marketing or other funding payment in the ordinary course of business to another Person in connection with obtaining a right to receive royalty or other payments in the future in connection with commercialization and/or collaboration agreements;

(m)           Exclusive Licenses from a Subsidiary that is not a Loan Party to a Loan Party of rights to a drug or other pharmaceutical products, diagnostics, delivery technologies, medical devices or biotechnology businesses; provided that such drug or other pharmaceutical products, diagnostics, delivery technologies, medical devices or biotechnology businesses was acquired by such Subsidiary pursuant to a transaction permitted by this Agreement;

(n)            Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers;

(o)            [Reserved]; and

(p)            any other Investment (other than Acquisitions) so long as the aggregate amount of all such Investments made in reliance on this clause (p) does not exceed $~~25,000,000~~1,000,000 during the term of this Agreement.

For purposes of covenant compliance with this Section 6.04 (other than for acquisitions), the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment or accrued and unpaid interest or dividends thereon, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment (not to exceed the amount originally invested). For purposes of clause (f) of this Section 6.04, the aggregate consideration payable for any such Investment permitted thereunder shall be the cash amount paid on or prior to the consummation of such Investment and shall not include any purchase price adjustment, milestone payment, royalty, earnout, contingent payment or any other deferred payment of a similar nature that may be payable in connection therewith. Notwithstanding any of the foregoing, in no event shall any Loan Party contribute any intellectual property to any Person other than another Loan Party.

SECTION 6.05.      Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.06.      Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions permitted hereby between or among the Borrower and its wholly-owned Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.07, (d) customary fees paid and indemnifications provided to directors of the Borrower and its Subsidiaries, (e) compensation and indemnification of, and other employment agreements and arrangements, employee benefit plans, and stock incentive plans with, directors, officers and employees of the Borrower or any Subsidiary entered in the ordinary course of business, (f) Investments permitted by Section 6.04, (g) leases or subleases of property in the ordinary course of business not materially interfering with the business of the Borrower and the Subsidiaries taken as a whole, (h) transactions permitted hereby between or among the Borrower and/or any wholly-owned Subsidiary and any entity that becomes a wholly-owned Subsidiary as a result of such transaction, (i) the payment of fees, expenses and indemnities and other payments pursuant to, and the transactions pursuant to, the agreements in effect on the Effective Date, as listed on Schedule 6.06 attached to the Disclosure Letter, and (j) the granting of registration and other customary rights in connection with the issuance of Equity Interests by the Borrower not otherwise prohibited by the Loan Documents.

SECTION 6.07.      Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests, make any other Restricted Payments, payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) so long as no Default or Event of Default has occurred and is then continuing or would arise after giving effect (including pro forma effect) thereto, the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries; provided that no Restricted Payments shall be made (or agreed to) pursuant to this clause (c) at any time during the Restricted Period, (d) so long as, at the time any such Restricted Payment is made and immediately after giving effect (including pro forma effect) thereto (and to the incurrence of any Indebtedness in connection therewith) (i) no Default or Event of Default shall have occurred and is continuing, (ii) the Total Net Leverage Ratio is not greater than 2.50 to 1.00 and (iii) the Borrower is in compliance with the financial covenants set forth in Section 6.11, the Borrower and its Subsidiaries may make other Restricted Payments, (e) so long as no Default or Event of Default has occurred and is continuing or would arise after giving effect (including pro forma effect) thereto the Borrower and any Subsidiaries may repurchase Equity Interests from any current or former officer, director, employee or consultant to comply with Tax withholding obligations relating to Taxes payable by such Person upon the grant or award of such Equity Interests (or upon vesting thereof); provided that no Restricted Payments shall be made (or agreed to) pursuant to this clause (d) at any time after the Fourth Amendment Effective Date, (f) so long as no Default or Event of Default has occurred and is then continuing or would arise after giving effect (including pro forma effect) thereto, the Borrower and any Subsidiaries may purchase Equity Interests from present or former officers, directors or employees of the Borrower or any Subsidiary upon the death, disability, retirement or termination of employment or service of such officer, director or employee, in an aggregate amount not exceeding $5,000,000 in any fiscal year of the Borrower; provided that no Restricted Payments shall be made (or agreed to) pursuant to this clause (f) at any time during the Restricted Period and (g) so long as no Default or Event of Default has occurred and is continuing or would arise after giving effect (including pro forma effect) thereto, the Borrower and any Subsidiaries may make other Restricted Payments in an aggregate amount not exceeding $15,000,000 in any fiscal year of the Borrower; provided that no Restricted Payments shall be made (or agreed to) pursuant to this clause (g) at any time after the Fourth Amendment Effective Date.

SECTION 6.08.      Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary (or the Equity Interests thereof) that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) of the foregoing shall not apply to customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment thereof, (v) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 of the Disclosure Letter and any amendments or modifications thereof that do not materially expand the scope of any such restriction or condition taken as a whole, (vi) the foregoing shall not apply to restrictions imposed by any amendment or refinancings that are otherwise permitted by the Loan Documents or the contracts, instruments or obligations referred to in clauses (i) or (v) of this Section 6.08, provided that such amendments or refinancings do not materially expand the scope of any such restriction or condition, (vii) the foregoing shall not apply to any restriction arising under or in connection with any agreement or instrument governing Equity Interests of any joint venture that is formed or acquired after the Effective Date in accordance with this Agreement, (viii) the foregoing shall not apply to customary restrictions and conditions contained in any agreement relating to the disposition of any property permitted by Section 6.03 pending the consummation of such disposition, (ix) the foregoing shall not apply to customary provisions restricting the transfer or encumbrance of the specific property subject to a Lien permitted by Section 6.02, (x) the foregoing shall not apply to restrictions or conditions set forth in any agreement governing Indebtedness permitted by Section 6.01 (including any refinancings thereof); provided that such restrictions and conditions are customary for such Indebtedness and are no more restrictive, taken as a whole, than the comparable restrictions and conditions set forth in this Agreement as determined in the good faith judgment of the Board of Directors of the Borrower and (xi) the foregoing shall not apply to restrictions on cash or other deposits (including escrowed funds) or net worth imposed under contracts entered into in the ordinary course of business so long as the Borrower has determined in good faith that such restrictions or net worth provisions would not reasonably be expected to impair the ability of the Borrower and the other Subsidiaries to meet their obligations under the Loan Documents.

SECTION 6.09.      Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness (other than intercompany Indebtedness and other than in connection with a refinancing of such Subordinated Indebtedness with Permitted Refinancing Indebtedness), if not prohibited by the terms of such Subordinated Indebtedness; provided that any such prepayment, defeasance, purchase, redemption, retirement or acquisition may be made, so long as at the time any such prepayment, defeasance, purchase, redemption, retirement or acquisition is made and immediately after giving effect (including pro forma effect) thereto (and to the incurrence of any Indebtedness in connection therewith) (i) no Default or Event of Default shall have occurred and is continuing, (ii) the Total Net Leverage Ratio is not greater than 2.50 to 1.00 and (iii) the Borrower is in compliance with the financial covenants set forth in Section 6.11; provided; further, that no such prepayment, defeasance, purchase, redemption, retirement or acquisition pursuant to this sentence shall be made at any time after the Fourth Amendment Effective Date. Furthermore, the Borrower will not, and will not permit any Subsidiary to, amend the Subordinated Indebtedness Documents or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Subordinated Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Indebtedness is issued to the extent such amendment could reasonably be expected to be adverse in any material respect to the Lenders (it being understood and agreed that any increase or decrease in the interest rates or extension of the maturity dates for repayment under any Indebtedness among the Borrower and its Subsidiaries (or any intercreditor agreement in connection therewith) shall not be deemed to be adverse in any material respect to the Lenders so long as such increase, decrease or extension is not prohibited by the terms of such Subordinated Indebtedness (or any intercreditor agreement in connection therewith) without the consent of the Administrative Agent).

SECTION 6.10.      Sale and Leaseback Transactions. The Borrower will not, nor will it permit any Subsidiary to, enter into any Sale and Leaseback Transaction, other than Sale and Leaseback Transactions in respect of which the Net Cash Proceeds received in connection therewith does not exceed $10,000,000 in the aggregate during any fiscal year of the Borrower, determined on a consolidated basis for the Borrower and its Subsidiaries.

SECTION 6.11.      Financial Covenants.

(a)           Minimum Liquidity. The Borrower will not permit:

(i)            ~~(a) Minimum Liquidity. The Borrower will not permit~~  the sum of (~~i~~x) the aggregate amount of unrestricted and unencumbered (other than Liens securing the Secured Obligations) cash ~~and Permitted Investments~~ maintained by the Borrower and its Domestic Subsidiaries ~~on deposit with one or more financial institutions in the United States of America on such date~~in Controlled Deposit Accounts plus (~~ii~~y) the aggregate amount of cash ~~and Permitted Investments~~ of Foreign Subsidiaries (net of related tax obligations, if any, for repatriation or withholding, and net of any transaction costs or expenses related thereto) that is (~~x~~A) unrestricted and unencumbered (other than Liens securing the Secured Obligations), (~~y~~B) not subject to any legal or contractual restrictions on repatriation to the United States at such time and (~~z~~C) maintained in ~~an account subject to a control agreement (or local law equivalent) in favor of the Administrative Agent, for the benefit of the Secured Parties, and in form and substance satisfactory to the Administrative Agent,~~ Controlled Deposit Accounts (the sum determined pursuant to this clause (i), “Cash Liquidity”), to be less than $10,000,000 at any time during the Restricted Period; and

(ii)            the sum of (x) Cash Liquidity plus (~~iii~~y) the aggregate Available Revolving Commitments of all Revolving Lenders to be less than $~~10,000,000~~20,000,000 at any time from and after the termination of the Restricted Period.

(b)            Maximum Total Net Leverage Ratio. The Borrower will not permit the Total Net Leverage Ratio, determined as of the end of each of its fiscal quarters ending on and after September 30, 2022 (in the case of the fiscal quarter ended September 30, 2022, calculated after giving effect on a pro forma basis to the Transactions to occur on the Effective Date), to be greater than 3.25 to 1.00.

(c)            Minimum Fixed Charge Coverage Ratio. The Borrower will not permit the ratio (the “Fixed Charge Coverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after September 30, 2022 (in the case of the fiscal quarter ended September 30, 2022, calculated after giving effect on a pro forma basis to the Transactions to occur on the Effective Date), of (i) Consolidated EBITDA, minus taxes paid in cash during such period, minus Consolidated Capital Expenditures paid during such period, excluding any amount funded with proceeds from the issuance of Funded Long-Term Indebtedness (other than Revolving Loans or intercompany loans), minus dividends paid in cash during such period to (ii) Consolidated Fixed Charges, in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be less than 1.10 to 1.00.

Notwithstanding the foregoing, the Borrower shall be permitted (such permission, the “Acquisition Holiday”) in no event on more than two (2) occasions during the term of this Agreement to allow, in connection with a Permitted Acquisition in each case, if (x) the aggregate Acquisition Consideration exceeds $50,000,000 and (y) Borrower provides notice in writing to the Administrative Agent of its election to effect the increases described in this paragraph at or prior to consummation of such Acquisition and a transaction description of such Acquisition (regarding the name of the Person or summary description of the assets being acquired and the approximate purchase price), the maximum Total Net Leverage Ratio under Section 6.11(b) to be increased (i) to 3.75 to 1.00 for a period of two consecutive fiscal quarters commencing with the fiscal quarter in which such Permitted Acquisition occurs (such fiscal quarters, the “Specified Quarters”) and (ii) to 3.50 to 1.00 for the two consecutive quarters immediately following the Specified Quarters, so long as the Borrower is in compliance on a pro forma basis with the maximum Total Net Leverage Ratio of 3.75 to 1.00 on the closing date of such Acquisition immediately after giving effect (including pro forma effect) to such Acquisition; provided that at the end of such period of four consecutive fiscal quarters described above, the maximum Total Net Leverage Ratio permitted under Section 6.11(b) shall revert to 3.25 to 1.00.

SECTION 6.12.      UK Pensions. Neither the Borrower nor any of its Subsidiaries shall establish an occupational pension scheme that is not a money purchase scheme (both terms as defined in the UK Pension Schemes Act 1993) such that the Borrower or any of its Subsidiaries becomes (i) an employer of such scheme (for the purposes of sections 38 to 51 of the UK Pensions Act 2004); or (ii) "connected" with or an "associate" of (as those terms are used in sections 38 and 43 of the UK Pensions Act 2004) such an employer (a “UK Pension Event”).

SECTION 6.13.      Certain Cash Management Matters. Notwithstanding anything to the contrary herein or in the other Loan Documents, from and after the Fourth Amendment Effective Date, neither the Borrower nor any of its Subsidiaries shall maintain more than $500,000 of cash or Permitted Investments, in the aggregate, in accounts that are not (i) Deposit Accounts (as defined in the Security Agreement) that are Controlled Deposit Accounts or (ii) Securities Accounts (as defined in the Security Agreement) that are subject to a Securities Account Control Agreement (as defined in the Security Agreement).

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)            the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)            the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)            any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (or, if qualified by materiality or “Material Adverse Effect”, in any respect) when made or deemed made;

(d)            the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(~~b)(i)(x~~a) or ~~5.01~~(b~~)(ii~~) (or Section 5.01(c) with respect to the certificate required to accompany deliveries under such Section 5.01(~~b)(i)(x~~a) or ~~5.01~~(b)~~(ii~~), Sections 5.01(d) through (f), Section 5.02, 5.03 (with respect to the Borrower’s existence), 5.08 ~~or~~, 5.09 or 5.10, in Article VI or in Article X;

(e)            the Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)            the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable cure or grace period provided in the applicable agreement or instrument under which such Indebtedness was created;

(g)            any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits, after the expiration of any applicable cure or grace period provided in the applicable agreement or instrument under which such Indebtedness was created the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, winding-up, dissolution, administration, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), composition, compromise, assignment, examinership, Rescue Process, suspension of payments, a moratorium of any indebtedness, dissolution or arrangement with creditors or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, liquidator, administrative receiver, administrator, examiner, process adviser, compulsory manager, custodian, sequestrator, conservator or similar official in any jurisdiction for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, winding-up, dissolution, administration, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), composition, compromise, assignment, examinership, Rescue Process, suspension of payments, a moratorium of any indebtedness, dissolution or arrangement with creditors or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, liquidator, administrative receiver, administrator, compulsory manager, custodian, sequestrator, conservator or similar official in any jurisdiction for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)            one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment; provided that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment or order that is covered by a valid and binding policy of insurance issued by an unaffiliated insurer in favor of the Borrower or such Subsidiary (but only if the applicable insurer shall have been advised of such judgment and of the intent of the Borrower or such Subsidiary to make a claim in respect of any amount payable by it in connection therewith and such insurer shall not have disputed coverage);

(l)            an ERISA Event or a UK Pension Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events or UK Pension Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)           a Change in Control shall occur;

(n)            [Reserved];

(o)            any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Borrower or any other Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(p)            any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Loan Document, or to the extent that any loss of perfection or priority results solely as a result of the gross negligence or willful misconduct of the Administrative Agent as determined by a final nonappealable judgment of a court of competent jurisdiction; or

(q)            a Material Exclusive License Agreement Default shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, with the consent of the Required Lenders, and shall, at the request of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Secured Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof, and (iv) exercise on behalf of itself, the Lenders and the Issuing Bank all rights and remedies available to it, the Lenders and the Issuing Bank under the Loan Documents and applicable law; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure as provided in clause (iii) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Secured Parties may exercise all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by the Borrower on behalf of itself and its Subsidiaries), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released by the Borrower on behalf of itself and its Subsidiaries. The Borrower further agrees on behalf of itself and its Subsidiaries, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the premises of the Borrower, another Loan Party or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order provided in Section 2.18(b), and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, need the Administrative Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, the Borrower on behalf of itself and its Subsidiaries waives all Liabilities it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

ARTICLE VIII

The Administrative Agent

SECTION 8.01.      Authorization and Action. (a)  Each Lender and the Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and the Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)            As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and the Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Bank with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)            In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Bank (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)	the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby;

(ii)	subject to paragraph (iii) below, where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of Malta or any other applicable jurisdiction, or is required or deemed to hold any collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the holders of the Secured Obligations in its capacity as trustee or security trustee shall be excluded to the fullest extent permitted by applicable law;

(iii)	to the extent that English law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Section 1 of the Trustee Act 2000 of the United Kingdom shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by that Loan Document; where there are inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 of the United Kingdom and the provisions of this Agreement or such Loan Document, the provisions of this Agreement shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 of the United Kingdom, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act; and

(iv)	nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d)            The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)            None of the Lenders identified in this Agreement as a syndication agent, documentation agent or similar title shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)            In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any other obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)	to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and the Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g)            The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 8.02.      Administrative Agent’s Reliance, Indemnification, Etc. (a)  Neither the Administrative Agent nor any of its Related Parties shall be (i) liable to any Lender for any action taken or omitted to be taken by such party, the Administrative Agent or any of its related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)            The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

(c)            Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03.      Posting of Communications. (a)  The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Bank by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Bank and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Bank and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE ARRANGER, THE DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, THE ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

As used herein, “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)            Each Lender and Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)            Each of the Lenders, the Issuing Bank and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)             Nothing herein shall prejudice the right of the Administrative Agent, any Lender or the Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04.      The Administrative Agent Individually. With respect to its Commitment, Loans and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Bank”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Bank.

SECTION 8.05.      Successor Administrative Agent. (a)  The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Bank and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)            Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest); and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

SECTION 8.06.      Acknowledgments of Lenders and Issuing Bank. (a)  Each Lender and the Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or the Issuing Bank, in each case in the ordinary course of business and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and the Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, the Arranger, the Documentation Agent or any other Lender or the Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or the Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, the Documentation Agent or any other Lender or the Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)            Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(c)            (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(iv) Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 8.07.      Collateral Matters. (a)  Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b) In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Secured Obligations and no Swap Agreement the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any Banking Services Agreement or Swap Agreement in respect of Swap Obligations, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c) The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to (i) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(b) and (ii) subject to any more specific terms and conditions set forth in the Security Agreement, enter into non-disturbance or similar agreements in connection with the licensing of intellectual property permitted pursuant to the terms of this Agreement. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.08.      Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09.      Certain ERISA Matters. (a)  Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or the Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE IX

Miscellaneous

SECTION 9.01.      Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to the Borrower:

Eagle Pharmaceuticals, Inc.

50 Tice Boulevard, Suite 315

Woodcliff Lake, NJ, 07677

Attention: Ryan M. Debski

Email: rdebski@eagleus.com

(ii)            if to the Administrative Agent:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: Tiara Smith

Phone: 312-732-4925

Email: tiara.n.smith@jpmorgan.com

With copy(s) to:

JPMorgan Chase Bank, N.A.

Middle Market Servicing

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: Commercial Banking Group

Fax No: (844) 490-5663

Email: jpm.agency.cri@jpmorgan.com

jpm.agency.servicing.1@jpmorgan.com

Agency Withholding Tax inquiries:

Email: agency.tax.reporting@jpmorgan.com

Agency Compliance/Financials/Intralinks:

Email: covenant.compliance@jpmchase.com

(iii)            if to the Issuing Bank:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: LC Agency Team

Tel: 800-364-1969

Fax: 856-294-5267

Email: chicago.lc.agency.activity.team@jpmchase.com

With a copy to:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: Loan & Agency Services Group

Phone: 312-732-4925

Email: tiara.n.smith@jpmorgan.com

(iv)            if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through the Approved Electronic Platform, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)            Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by using the Approved Electronic Platform pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures `approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)            Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.      Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)            Except as provided in Section 2.20 with respect to an Incremental Facility Agreement or in Section 2.22 with respect to any extension of a Maturity Date, and subject to Sections 2.14(b), 2.14(c), 9.02(c) and 9.02(f), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (except that (x) any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii) and (y) only the consent of the Required Lenders shall be necessary to reduce or waive any obligation of the Borrower to pay interest or fees at the applicable default rate set forth in Section 2.13(c)), (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.11, in each case which shall only require the approval of the Required Lenders), (iv) change Section 2.09(c) or Section 2.18(b) or (d) in a manner that would alter the ratable reduction of Commitments or pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.18(b) without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Facility Agreement, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Revolving Loans are included on the Effective Date), (vii) (x) release the Borrower from its obligations under Article X or (y) release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty, in each case, without the written consent of each Lender, (viii) except as provided in clause (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender or (ix) without the prior written consent of each Lender directly and adversely affected thereby, (x) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness, or (y) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be (it being understood that any change to Section 2.21 shall require the consent of the Administrative Agent and the Issuing Bank); provided further, that no such agreement shall amend or modify the provisions of Section 2.06 or any letter of credit application and any bilateral agreement between the Borrower and the Issuing Bank regarding the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the Issuing Bank, respectively. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c)            Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Facility Agreement) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, the then existing Term Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d)            The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon Payment in Full, (ii) constituting property being sold or disposed of if the Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. In addition, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, irrevocably authorizes the Administrative Agent, at its option and in its discretion, (i) to subordinate any Lien on any assets granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e) or (ii) in the event that the Borrower shall have advised the Administrative Agent that, notwithstanding the use by the Borrower of commercially reasonable efforts to obtain the consent of such holder (but without the requirement to pay any sums to obtain such consent) to permit the Administrative Agent to retain its liens (on a subordinated basis as contemplated by clause (i) above), the holder of such other Indebtedness requires, as a condition to the extension of such credit, that the Liens on such assets granted to or held by the Administrative Agent under any Loan Document be released, to release the Administrative Agent’s Liens on such assets.

(e)            If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity (other than any Ineligible Institution) which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) the outstanding principal amount of its Loans and participations in LC Disbursements and all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(f)            Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03.      Expenses; Indemnity; Limitation of Liability; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of a single firm as primary counsel, along with such specialist counsel as may reasonably be required by the Administrative Agent, and a single firm of local counsel in each applicable jurisdiction, for the Administrative Agent), in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of a single firm as primary counsel, along with such specialist counsel as may reasonably be required by the Administrative Agent, and a single firm of local counsel in each applicable jurisdiction, for the Administrative Agent, and not more than a single firm of outside counsel, and a single firm of local counsel in each applicable jurisdiction, for all of the other Lenders and, in the event of an actual or reasonably perceived conflict of interest (as reasonably determined by the Administrative Agent or applicable Lender), one additional firm of counsel for each group of similarly affected persons) in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses (subject to the foregoing limitations with respect to legal fees and expenses) incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)            The Borrower shall indemnify the Administrative Agent, the Arranger, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related reasonable and documented out-of-pocket expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of (x) a single firm as primary counsel, along with such specialist counsel as may reasonably be required by the Administrative Agent, and a single firm of local counsel in each applicable jurisdiction for the Administrative Agent and its Related Parties, and (y) not more than a single firm of outside counsel, and a single firm of local counsel in each applicable jurisdiction, for all of the other Indemnitees and, in the event of an actual or reasonably perceived conflict of interest (as reasonably determined by the applicable Indemnitee), one additional firm of counsel to each group of similarly affected Indemnitees), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, arbitration or proceeding is brought by the Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or any of its Controlled Related Parties, (ii) a breach in bad faith by such Indemnitee of its material obligations under the applicable Loan Documents pursuant to a claim initiated by any Loan Party or (iii) any dispute solely among Indemnitees (not arising as a result of any act or omission by the Borrower or any of its Subsidiaries or Affiliates) other than claims against any Credit Party in its capacity as, or in fulfilling its role as, the Administrative Agent, the Documentation Agent, the Issuing Bank, a lead arranger, bookrunner, agent or any similar role under or in connection with this Agreement. As used in this Section 9.03, a “Controlled Related Party” of an Indemnitee means (1) any Controlled Affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its Controlled Affiliates and (3) the respective agents or representatives of such Indemnitee or any of its Controlled Affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnitee or such Controlled Affiliate; provided that each reference to a Controlled Affiliate, director, officer or employee in this sentence pertains to a Controlled Affiliate, director, officer or employee involved in the structuring, arrangement, negotiation or syndication of the credit facilities evidenced by this Agreement. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)            Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent and, in the case of any Revolving Lender, the Issuing Bank and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after Payment in Full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified Liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)            To the extent permitted by applicable law (i) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, the Arranger, the Documentation Agent, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet) other than actual or direct damages that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(d) shall relieve the Borrower or any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)            Except for amounts due and payable on the Effective Date, all amounts due under this Section shall be payable not later than thirty (30) days after written demand therefor.

SECTION 9.04.      Successors and Assigns(a)      . (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)      (i)      Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, participation in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)            the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)            the Administrative Agent; provided that (x) no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Commitment immediately prior to giving effect to such assignment and (y) no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)            the Issuing Bank; provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of Revolving Commitments and Revolving Loans or Term Loan Commitments and Term Loans) unless each of the Borrower and the Administrative Agent otherwise consent to a lesser amount, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(D)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent and the Borrower any tax forms required by Section 2.17(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

(iii)            Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)           The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18, 2.19 and 9.02(e) as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) and 9.02(e) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.      Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06.      Counterparts; Integration; Effectiveness; Electronic Execution. (a)  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent of the Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)            Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07.      Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held, and other obligations at any time owing, by such Lender, the Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower or any Subsidiary Guarantor against any and all of the Secured Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or the Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, as applicable, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09.      Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)            Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender or Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)            Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(d)            Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.      Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13.      USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

SECTION 9.14.      Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.15.      Releases of Liens and Subsidiary Guarantors.

(a)            A Subsidiary Guarantor shall automatically be released from its obligations under the Subsidiary Guaranty and any other Loan Documents upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b)            Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Subsidiary Guarantor is no longer a Material Domestic Subsidiary.

(c)            At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Secured Obligations (other than Banking Services Obligations, Swap Obligations, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, or in the case of Banking Services Obligations or Swap Obligations, cash collateralized on terms reasonably acceptable to the provider thereof, and the Commitments and all Letters of Credit issued under this Agreement shall have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent (the satisfaction of all such conditions, “Payment in Full”), the security interests in the Collateral created by the Collateral Documents shall be automatically released and the Subsidiary Guaranty and any other Collateral Documents and all obligations (other than those expressly stated to survive such termination) of each Loan Party thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(d)            Upon (i) any disposition (other than any lease or license) by any Loan Party (other than to any Loan Party) of any Collateral in a transaction permitted under this Agreement if the Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry) or (ii) the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Collateral Documents shall be automatically released.

(e)            In addition, the Administrative Agent shall, at the reasonable request of the Borrower, (A) subordinate any Lien on any Collateral to the holder of any Liens on such Collateral permitted under clauses (c) of the definition of “Permitted Encumbrances” and clauses (d) and (e) of Section 6.02 if the Borrower certifies to the Administrative Agent that such Lien is permitted under terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and (B) subject to any more specific terms and conditions set forth in the Security Agreement, enter into non-disturbance or similar agreements, in each case, in connection with the licensing of intellectual property permitted pursuant to the terms of this Agreement if the Borrower certifies to the Administrative Agent that the license is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry).

(f)            In connection with any termination, release or subordination, or in connection with any Indebtedness incurred in connection with any licensing or sub-licensing transactions permitted pursuant to Sections 6.02 and 6.03, or in connection with the entry into non-disturbance or similar agreement, in each case, pursuant to this Section 9.15, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination, release or subordination, or reasonably required in order to reflect such non-disturbance or similar agreement, in accordance with Section 9.02.

SECTION 9.16.      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17.      No Advisory or Fiduciary Responsibility. (a) The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

(b)            The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which it may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)            In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower or its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

SECTION 9.18.      Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.19.      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE X

Borrower Guarantee

In order to induce the Lenders to extend credit to the Borrower hereunder and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Borrower hereby absolutely and irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Specified Ancillary Obligations of the Subsidiaries. The Borrower further agrees that the due and punctual payment of such Specified Ancillary Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Specified Ancillary Obligation.

The Borrower waives presentment to, demand of payment from and protest to any Subsidiary of any of the Specified Ancillary Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Borrower hereunder shall not be affected by (a) the failure of any applicable Lender (or any of its Affiliates) to assert any claim or demand or to enforce any right or remedy against any Subsidiary under the provisions of any Banking Services Agreement, any Swap Agreement or otherwise; (b) any extension or renewal of any of the Specified Ancillary Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, any other Loan Document, any Banking Services Agreement, any Swap Agreement or other agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Specified Ancillary Obligations; (e) the failure of any applicable Lender (or any of its Affiliates) to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Specified Ancillary Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Subsidiary or any other guarantor of any of the Specified Ancillary Obligations; (g) the enforceability or validity of the Specified Ancillary Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Specified Ancillary Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Subsidiary or any other guarantor of any of the Specified Ancillary Obligations, for any reason related to this Agreement, any other Loan Document, any Banking Services Agreement, any Swap Agreement, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Subsidiary or any other guarantor of the Specified Ancillary Obligations, of any of the Specified Ancillary Obligations or otherwise affecting any term of any of the Specified Ancillary Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Borrower to subrogation.

The Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Specified Ancillary Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any applicable Lender (or any of its Affiliates) to any balance of any deposit account or credit on the books of the Administrative Agent, the Issuing Bank or any Lender in favor of any Subsidiary or any other Person.

The obligations of the Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Specified Ancillary Obligations, any impossibility in the performance of any of the Specified Ancillary Obligations or otherwise.

The Borrower further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Specified Ancillary Obligations now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Specified Ancillary Obligation (including a payment effected through exercise of a right of setoff) is rescinded, or is or must otherwise be restored or returned by any applicable Lender (or any of its Affiliates) upon the insolvency, bankruptcy, liquidation, administration, winding-up, dissolution, composition, compromise, assignment, examinership, suspension of payments, a moratorium of any indebtedness, dissolution or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) or arrangement with creditors of any Subsidiary or otherwise (including pursuant to any settlement entered into by a holder of Specified Ancillary Obligations in its discretion).

In furtherance of the foregoing and not in limitation of any other right which any applicable Lender (or any of its Affiliates) may have at law or in equity against the Borrower by virtue hereof, upon the failure of any Subsidiary to pay any Specified Ancillary Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Borrower hereby promises to and will, upon receipt of written demand by any applicable Lender (or any of its Affiliates), forthwith pay, or cause to be paid, to such applicable Lender (or any of its Affiliates) in cash an amount equal to the unpaid principal amount of such Specified Ancillary Obligations then due, together with accrued and unpaid interest thereon. The Borrower further agrees that if payment in respect of any Specified Ancillary Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York or Chicago and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Specified Ancillary Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any applicable Lender (or any of its Affiliates), disadvantageous to such applicable Lender (or any of its Affiliates) in any material respect, then, at the election of such applicable Lender, the Borrower shall make payment of such Specified Ancillary Obligation in Dollars and/or in New York or Chicago and, as a separate and independent obligation, shall indemnify such applicable Lender (and any of its Affiliates) against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Borrower of any sums as provided above, all rights of the Borrower against any Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Specified Ancillary Obligations owed by such Subsidiary to the applicable Lender (or its applicable Affiliates).

Nothing shall discharge or satisfy the liability of the Borrower hereunder except the full performance and payment in cash of the Secured Obligations.

The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Subsidiary Guarantor to honor all of its obligations under the Subsidiary Guaranty in respect of Specified Swap Obligations (provided, however, that the Borrower shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph or otherwise under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The Borrower intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Subsidiary Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Pages ~~Follow~~Intentionally Omitted]

SCHEDULE 2.01

COMMITMENTS

LENDER	REVOLVING COMMITMENT (as of Fourth Amendment Effective Date)	TERM LOAN COMMITMENT (as of initial Effective Date, without reflecting subsequent amortization)
JPMORGAN CHASE BANK, N.A.	$~~32,666,666.99~~14,700,000.21	$20,000,000.01

CITIZENS BANK, N.A.	$~~26,666,666.67~~12,000,000.00	$13,333,333.33

FIFTH THIRD BANK, NATIONAL ASSOCIATION	$~~16,666,666.67~~7,499,999.97	$8,333,333.33

FIRST NATIONAL BANK OF PENNSYLVANIA	$~~16,666,666.67~~7,499,999.97	$8,333,333.33

BARCLAYS BANK PLC	$~~7,333,333.00~~3,299,999.85	$0.00

AGGREGATE COMMITMENTS	$~~100,000,000.00~~45,000,000.00	$50,000,000.00

ANNEX II

CONSENT AND REAFFIRMATION

Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Limited Waiver and Fourth Amendment to Third Amended and Restated Credit Agreement, dated as of the date hereof, in connection with the Third Amended and Restated Credit Agreement, dated as of November 1, 2022 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) by and among Eagle Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”), the financial institutions from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) (the “Amendment”). Capitalized terms used in this Consent and Reaffirmation and not defined herein shall have the meanings given to them in the Credit Agreement or the Security Agreement, as applicable.

Without in any way establishing a course of dealing by the Administrative Agent or any Lender, each of the undersigned (a) consents to the Amendment and reaffirms the terms and conditions of the Credit Agreement, the Security Agreement and any other Loan Document executed by it and acknowledges and agrees that such Credit Agreement, Security Agreement and each and every such Loan Document executed by the undersigned in connection with the Credit Agreement and the Security Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed, (b) reaffirms its obligations under the each and every Loan Document to which it is a party (including, without limitation, each applicable Collateral Document) and (c) reaffirms all Liens on the Collateral which have been granted by it in favor of the Administrative Agent (for itself and the other Secured Parties) pursuant to any of the Loan Documents and any filings made with a Governmental Authority in connection therewith.

In addition to the foregoing, each Grantor remakes each representation and warranty set forth in Article III of the Security Agreement (after giving effect the restatement of Exhibits to the Security Agreement pursuant to the Amendment) as of the date hereof.

All references to the Credit Agreement or the Security Agreement contained in the above-referenced documents shall be a reference to the Credit Agreement or the Security Agreement as so modified by the Amendment.

Dated: August 26, 2024

[Signature Page Follows]

EAGLE BIOLOGICS, INC.

By:	/s/ Michael Graves
Name:	Michael Graves
Title:	Interim Principal Executive Officer

EAGLE RESEARCH LABS LIMITED

By:	/s/ Suzanne Mack
Name:	Suzanne Mack
Title:	Director

ACACIA PHARMA INC.

By:	/s/ Reed McClung
Name:	Reed McClung
Title:	Chairman and Secretary

ACACIA PHARMA GROUP LIMITED

By:	/s/ Reed McClung
Name:	Reed McClung
Title:	Director

ACACIA PHARMA LIMITED

By:	/s/ Reed McClung
Name:	Reed McClung
Title:	Director

ACACIA PHARMA IRELAND LIMITED

By:	/s/ Reed McClung
Name:	Reed McClung
Title:	Director

Signature Page to Consent and Reaffirmation

Limited Waiver and Fourth Amendment to Third Amended and Restated Credit Agreement

Eagle Pharmaceuticals, Inc.

ANNEX III

AMENDED SECURITY AGREEMENT EXHIBITS